MEMBER INTEREST AND ASSET EXCHANGE AGREEMENT

This Member Interest and Asset Exchange Agreement (this "Agreement") is made and entered into as of April 1, 2026 (the "Agreement Date"), by and among Transportation and Logistics Systems, Inc., a Nevada corporation ("TLSS"), TLSS Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of TLSS ("TA"), TLSS Reverse PGS, LLC, a Texas limited liability company, a wholly-owned subsidiary of TA ("Reverse"), Badcer Ops, Inc., a Nevada corporation ("Seller"), Jeff Badders ("Badders") and Mercer Street Global Opportunity Fund, LLC, a Delaware limited liability company ("Mercer"), more particularly identified on **Schedule 1** attached hereto and made a part hereof (the "Seller Shareholders"), Patriot Glass Solutions, LLC, a Texas limited liability company ("PGS") and Michael Wanke ("Wanke"), the twenty (20%) percent owner and the sole Manager of PGS, of which the Seller is an eighty (80%) percent owner. Each of the parties to this Agreement is individually referred to herein as a "Party" and collectively, as the "Parties." Certain capitalized terms are defined in Article X.

RECITALS

A. The Seller owns eighty (80%) percent of the member interests of PGS (the "Interests"), as well as four (4) "Patents" (as defined in Section 1.6 hereof), representing substantially all of its assets, and, subject to the terms and conditions set forth herein, the Seller desires to exchange with TA (i) one hundred (100%) percent of the Seller's Interests and (ii) the Patents for the TLSS Series J Preferred Shares (as defined below) of TLSS.

B. TA desires to combine Reverse, its wholly-owned subsidiary, with the business of PGS, through a reverse triangular merger of Reverse with and into PGS, with PGS as the surviving entity (the "Merger"), pursuant to which (i) all of Seller's Interests of PGS owned by Seller at the "Effective Time" (as defined in Section 1.2), and (ii) the Patents, will be exchanged, transferred and assigned to TA, all in exchange for the Seller receiving, in the aggregate, Forty Seven Thousand Five Hundred (47,500) shares of "TLSS Series J Preferred Shares" (as defined in Section 1.7(b)).

C. Upon "Closing" (as defined herein), PGS shall be eighty (80%) percent owned by TA and twenty (20%) percent owned by Wanke, and TA shall grant one or more licenses to PGS to enable PGS to utilize the Patents being acquired by TA from the Seller.

D. The Board of Directors of Seller has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Seller and Seller desires to combine the business of PGS with certain businesses operated by TLSS and TA directly and through its subsidiaries, including following the Merger, PGS, and for the Seller Shareholders to have a continuing equity interest in the combined businesses through the Seller Shareholders' ownership of 47,500 TLSS Series J Preferred Shares following the liquidation of Seller;

E. The holders of the TLSS Series J Preferred Shares shall have the right to vote with the shares of "TLSS Common Stock" (as defined in Section 2.7 hereof), on an as-converted to common stock basis, with respect to all matters on which the holders of TLSS Common Stock are entitled to vote, subject to any applicable beneficial ownership limitations.

F. The parties intend that the Merger constitute a tax-free "reorganization" within the meaning of Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code").

G. The respective Boards of Directors of TLSS and TA, as well as the sole manager and the sole member of Revenue, on the one hand, and the Board of Directors of the Seller, on the other hand, have determined the Merger, in the manner contemplated herein, to be desirable and in the best interests of their respective shareholders and members, as applicable, and, by resolutions duly adopted, have approved and adopted this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the Parties, intending to be legally bound hereby agree as follows:

ARTICLE I.

THE MERGER, CONSIDERATION AND DUE DILIGENCE

SECTION 1.1 THE MERGER.

Upon the terms and subject to the conditions hereof, and in accordance with the Texas Business Organizations Code (the "TBOC"), Reverse shall be merged with and into PGS at the Effective Time. As a result of the Merger, the separate company existence of Reverse shall cease and PGS shall continue its existence under the laws of the State of Texas. PGS, in its capacity as the entity surviving the Merger, is hereinafter sometimes referred to as the "Surviving Company."

SECTION 1.2 EFFECTIVE TIME.

As promptly as possible on the "Closing Date" (as defined below), the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Texas (the "Texas Secretary of State") a certificate of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with the TBOC. The Merger shall become effective (the "Effective Time") when the Certificate of Merger has been filed with the Texas Secretary of State or at such later time as shall be agreed upon by TLSS and Seller and specified in the Certificate of Merger. Prior to the filing referred to in this Section 1.2, a closing (the "Closing") shall be held at such place and time as the Parties agree, ten (10) days after the audited financials for PGS for year-end 2024, year-end 2025 and unaudited financials for PGS for the first quarter of 2026 are completed and provided to TLSS, which financials shall be delivered to Reverse, TA and TLSS (the "TLSS Parties") no later than May 21, 2026 and the date of Closing shall be no later than June 1, 2026, subject to the terms and conditions of this Agreement, and provided that the conditions set forth in Sections 5.1 and 5.3 have been satisfied or waived by the Party or Parties entitled to the benefit thereof, at or prior to such date. The date on which the Closing takes place is referred to herein as the "Closing Date." For all tax purposes, the Closing shall be effective at the end of the day on the Closing Date. Notwithstanding the foregoing, the TLSS Parties shall have the one-time right to extend the Closing Date for a period of fifteen (15) days, provided the TLSS Parties provide written notice to the Seller at least three (3) days prior to the originally scheduled Closing Date. If the TLSS Parties exercise this extension right, the TLSS Parties on the one hand and the Seller on the other hand, shall have the right to terminate this Agreement if the extended Closing Date is not met, without penalty or liability to Seller or the Seller Shareholders.

SECTION 1.3 EFFECTS OF THE MERGER.

From and after the Effective Time, the Merger shall have the effects set forth in the TBOC.

SECTION 1.4 ARTICLES OF ORGANIZATION.

The Certificate of Merger shall provide that, at the Effective Time:

(a) The Certificate of Formation of the Surviving Company (which shall be PGS) as in effect immediately prior to the Effective Time shall be amended as of the Effective Time to include the following:

(i) "No manager of the Company shall be liable to the Company or any of its members for damages (as defined in the next sentence) for any breach of duty as a manager, except for liability for acts or omissions if a judgment or other final adjudication adverse to the manager establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his or her acts violated the TBOC. For purposes of the prior sentence, the term damages shall, to the extent permitted by law, include, without limitation, any judgment, fine, amount paid in settlement, penalty, punitive damages, excise or other tax assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, counsel fees and disbursements). Each person who serves as a manager of the Company while the Certificate of Formation is in effect shall be deemed to be doing so in reliance on this provision of the Certificate of Formation, and neither the amendment or repeal of this provision of the Certificate of Formation, nor the adoption of any provision of the Operating Agreement of the Company inconsistent with this provision of the Certificate of Formation, shall apply to or have any effect on the liability or alleged liability of any manger or the Company for, arising out of, based upon, or in connection with any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of an inconsistent provision. The provisions of the Certificate of Formation are cumulative and shall be in addition to and independent of any and all other limitations on or eliminations of the liabilities of managers of the Company, as such, whether such limitations or eliminations arise under or are created by any law, rule, regulation, operating agreement, agreement, vote of members or disinterested managers, or otherwise."; and

(ii) "Any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Company) by reason of the fact that the person is or was a manager, officer, organizer, employee, or agent of the Company, or is or was serving at the request of the Company as a manager, officer, organizer, employee, partner, trustee, or agent of another company, partnership, joint venture, trust, entity, or other

enterprise (including an employee benefit plan), shall be entitled to be indemnified by the Company to the full extent then permitted by law against expenses (including reasonable counsel fees and disbursements), judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan), and amounts paid in settlement incurred by the person in connection with such action, suit, or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this provision of the Certificate of Formation. Such right of indemnification shall continue as to a person who has ceased to be a manager, officer, organizer, employee, partner, trustee, or agent and shall inure to the benefit of the heirs and personal representatives of such a person. The indemnification provided by this provision of the Certificate of Formation shall not be deemed exclusive of any other rights which may be provided now or in the future under any provision currently in effect or hereafter adopted by the operating agreement, by any agreement, by vote of members, by resolution of disinterested managers, by provision of law, or otherwise."

(b) The changes to be effected in accordance with subsections (a) and (b) of this Section 1.4 shall remain in effect until amended in accordance with the TBOC.

SECTION 1.5 MANAGERS AND OFFICERS OF SURVIVING COMPANY (PGS).

From and after the Effective Time, the officers of TA shall be the officers of the Surviving Company and the directors of TA shall be the managers of the Surviving Company, in each case, until their respective successors are duly elected and qualified. On or prior to the Closing Date, Seller shall deliver to TA evidence satisfactory to TA of the resignations of the officers and managers of PGS, such resignations to be effective as of the Effective Time. The managers of the Surviving Company shall consist of three (3) managers, all of which shall be appointed by TA. The Surviving Company, in its sole discretion, may hire officers of PGS prior to Effective Time, to be officers and/or employees of the Surviving Company. Notwithstanding anything contained herein to the contrary, as of the Effective Time, TA, as the owner of 80% of the Interests of PGS, shall cause PGS to enter into an employment agreement with Wanke, the terms of which shall be agreed to by TA, PGS and Wanke prior to the "Due Diligence Expiration Date" (as defined herein), and which employment agreement shall become effective as of the Effective Time.

SECTION 1.6 ADDITIONAL ACTIONS.

If, at any time after the Effective Time, TA shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in TA its right, title or interest in, to: (i) 80% of the Interests of PGS, and (ii) the four (4) patents identified on **Schedule 1.6** attached hereto and made a part hereof (the "Patents") or (b) otherwise carry out the provisions of this Agreement, the Seller and its officers and directors shall be deemed to have granted to the Surviving Company an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of

such rights, properties or assets, in the Surviving Company and otherwise to carry out the provisions of this Agreement, and the officers and managers of the Surviving Company are authorized in the name of the Seller or otherwise to take any and all such action. Prior to taking any of such actions, the Surviving Company shall notify the Seller of such intent.

SECTION 1.7 EXCHANGE OF TLSS SERIES J PREFERRED SHARES FOR INTERESTS IN PGS AND PATENTS.

At the Effective Time, by virtue of the Merger and without any action on the part of TLSS, TA, Reverse or Seller or their respective shareholders, or members, as the case may be:

(a) Each member interest of Reverse ("Reverse Interest") issued and outstanding immediately prior to the Effective Time shall cease to exist.

(b) Subject to the other provisions of this Article I, the Seller shall receive Forty Seven Thousand Five Hundred (47,500) shares of TLSS Series J Senior Convertible Preferred Stock, with such shares having a par value of $0.001 per share (the "TLSS Series J Preferred Shares") and a stated value of $100 per share, totaling Four Million Seven Hundred Fifty Thousand and 00/100 ($4,750,000.00) Dollars (the "Merger Consideration"), in exchange for (i) all of the outstanding Interests of PGS held by the Seller, which shall equal an 80% ownership interest in PGS, and (ii) the Patents, which Interests of PGS and the Patents shall then be owned by TA.

SECTION 1.8 SERIES J CERTIFICATE OF DESIGNATION.

The 47,500 TLSS Series J Preferred Shares issued to the Seller shall be subject to the terms and conditions of the Certificate of Designation of Preferences, Rights and Limitation of Series J Preferred Stock (the "Series J Certificate of Designation"), as well as applicable securities laws. The Seller acknowledges that TLSS is a publicly traded company, and that information about TLSS is available at sec.gov, which TLSS represents and warrants is true, correct and complete in all material respects. TLSS shall use commercially reasonable efforts to obtain and maintain the listing of all of the shares of common stock, $0.001 par value (the "TLSS Common Stock") issuable upon conversion of the TLSS Series J Preferred Shares on each market or exchange on which the TLSS Common Stock is then listed for trading (the "Trading Market"); and

SECTION 1.9 EXCHANGE OF CERTIFICATES; BOOK ENTRIES.

(a) As of the Effective Time, as there shall be no member certificates issued representing any of the Interests of PGS held by the Seller, Seller shall cause the managers of PGS to transfer the Interests of PGS owned by Seller and represented on the books of PGS, to TA, and the member interests of PGS in the name of the Seller represented on the books of PGS shall be deemed no longer outstanding, and shall instead such books of PGS shall reflect that TA shall be the owner of such member interests of PGS and, as TLSS does not have physical stock certificates, TLSS shall cause electronic certificates in book entry form, representing Forty Seven Thousand Five Hundred (47,500) shares of the TLSS Series J Preferred Shares, pursuant to Section 1.7(b) hereof, to be issued in the name of the Seller and shall be transferrable in equal shares to the Seller Shareholders following the liquidation of Seller.

(b) The Forty Seven Thousand Five Hundred (47,500) shares of the TLSS Series J Preferred Shares issued in exchange for and upon transfer of all of the member Interests of PGS from the Seller to TA in accordance with the terms of Section 1.9(a) hereof, shall be deemed to have been issued in full satisfaction of all rights of the Seller pertaining to such member interests of PGS represented on the books of PGS.

SECTION 1.10 DUE DILIGENCE PERIOD.

The Parties hereto acknowledge that neither TLSS, TA nor Reverse, as of the Agreement Date, has had an opportunity to fully review, examine, and evaluate all aspects of Seller, PGS and their respective businesses, as among other things, the schedules to this Agreement have not been fully completed and attached to this Agreement (the "Schedules"). The Seller hereby agrees to provide the completed Schedules to TLSS, TA and Reverse no later than ten (10) days after the Agreement Date (the "Schedule Delivery Date"). In connection with the delivery of the completed Schedules, PGS and Wanke shall certify that the representations and warranties provided in connection with such Schedules are true and correct as of the Schedule Delivery Date, and Seller and the Seller Shareholders shall certify solely as to matters within their actual knowledge regarding the Seller (and not PGS). In the event PGS and the Seller do not deliver the completed and certified Schedules to TLSS, TA and Reverse by the Scheduled Delivery Date, then TLSS, TA and Reverse shall have the right to terminate this Agreement at any time prior to the delivery of the completed and certified Schedules to TLSS, TA and Reverse. PGS and the Seller hereby agree that TLSS, TA and Reverse and their respective representatives shall have the right to conduct reasonable due diligence review of PGS and its business, on or prior to 6:00 p.m., ET, on the date that is five (5) days prior to the Closing Date (the "Due Diligence Expiration Date").

If TLSS, TA and Reverse determine in their reasonable discretion, based on specific material adverse findings prior to the Due Diligence Expiration Date that materially and adversely affect the value of PGS, TLSS, TA and Reverse shall have the right to give notice to the Seller and PGS, electing to terminate this Agreement, provided such notice is delivered no later than 6:00 p.m., ET, on the Due Diligence Expiration Date.

In the event TLSS, TA and Reverse terminate this Agreement pursuant to this Section 1.10, TLSS, TA and Reverse agree to promptly return all original due diligence materials provided by Seller and PGS to TLSS, TA and Reverse (the "Due Diligence Materials"), and destroy all other Due Diligence Materials in TLSS's, TA's and Reverse's possession, including all copies thereof, and upon request by the Seller or PGS, provide written confirmation certifying thereto. In the event TLSS, TA and Reverse do not elect, in writing, to terminate this Agreement pursuant to this Section 1.10 on or before 6:00 p.m., ET, on the Due Diligence Expiration Date, then the condition set forth herein shall be deemed satisfied and the remainder of this Agreement shall remain in full force and effect according to its terms.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF REVERSE, TA AND TLSS

Reverse, TA and/or TLSS, as applicable, hereby represent and warrant that:

SECTION 2.1. DUE ORGANIZATION.

Reverse is a limited liability company, duly organized, and is validly existing and in good standing under the laws of the State of Texas and is duly authorized and qualified under all applicable laws, regulations, and ordinances of public authorities to carry on its business in the places and in the manner now conducted except where the failure to be so authorized or qualified would not have a material adverse effect on Reverse's business. TA is a corporation duly organized, and is validly existing and in good standing under the laws of the State of Delaware and is duly authorized and qualified under all applicable laws, regulations, and ordinances of public authorities to carry on its business in the places and in the manner now conducted except where the failure to be so authorized or qualified would not have a material adverse effect on TA's business. TLSS is a corporation duly organized, and is validly existing and in good standing under the laws of the States of Nevada and is duly authorized and qualified under all applicable laws, regulations, and ordinances of public authorities to carry on its business in the places and in the manner now conducted except where the failure to be so authorized or qualified would not have a material adverse effect on TLSS's business.

SECTION 2.2. AUTHORIZATION; NON-CONTRAVENTION; APPROVALS.

Reverse, TA and TLSS each have the full legal right, power and authority to enter into this Agreement and all other agreements required to be entered into and to consummate the "Transaction" (as defined herein) contemplated hereby (the "Transaction Documents"). The execution, delivery and performance of this Agreement has been approved by the sole member and sole manager of Reverse, the board of directors of TA and the board of directors of TLSS, and as may be required, approved by the sole shareholder of TA, TLSS. No additional company and/or corporate proceedings on the part of Reverse, TA or TLSS are necessary to authorize the execution and delivery of this Agreement and the consummation by Reverse, TA and TLSS of the Transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by Reverse, TA and TLSS, and, assuming the due authorization, execution and delivery by the Seller Shareholders, the Seller, PGS and Wanke, constitutes a valid and binding agreement of Reverse, TA and TLSS, enforceable against Reverse, TA and TLSS, as applicable, in accordance with its terms. Except as provided in **Schedule 2.2**, the execution and delivery of this Agreement by Reverse, TA and TLSS does not, and the consummation by Reverse, TA and TLSS of the Transaction contemplated hereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Reverse, TA or TLSS or any of their respective subsidiaries under any of the terms, conditions or provisions of (i) the Certificate of Formation or the Operating Agreement of Reverse, or the Certificate of Incorporation or By-Laws of TA, or the Articles of Incorporation or By-Laws of TLSS, (ii) any

statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Reverse, TA or TLSS or any of their respective properties or assets or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Reverse, TA or TLSS is now a party or by which Reverse, TA or TLSS or any of their properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have a Material Adverse Effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of Reverse, TA or TLSS (collectively, the "TLSS Material Adverse Effect"). No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Reverse, TA or TLSS or the consummation by Reverse, TA or TLSS of the Transaction contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a TLSS Material Adverse Effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of Reverse, TA or TLSS.

SECTION 2.3. TLSS SERIES J PREFERRED SHARES.

The TLSS Series J Preferred Shares to be issued to the Seller pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and free from all preemptive or similar rights, taxes, liens and charges and other encumbrances with respect to the issue thereof, except for any created by the Seller and, the shares of TLSS Common Stock reserved and issuable upon conversion of the TLSS Series J Preferred Shares pursuant to the Series J Certificate of Designation, shall be fully paid and nonassessable with the Seller having valid title to such TLSS Common Stock and being entitled to all rights accorded to an owner of TLSS Common Stock, including the right to vote the TLSS Common Stock on an as-converted to common stock basis. No further filing, consent or authorization is required by TLSS, its board of directors or its stockholders.

SECTION 2.4. EXEMPT TRANSACTION; DISCLOSURE.

The offer and issuance by TLSS of the TLSS Series J Preferred Shares constitutes transactions exempt from registration under the Securities Act of 1933, as amended (the "1933 Act"). Reverse, TA and TLSS have each delivered and made available to the Seller and the financial and other advisors of the Seller all information on the business and prospects of Reverse, TA and TLSS. Reverse, TA and TLSS have previously presented to the Seller information on the operating strategy of Reverse, TA and TLSS. The information provided to the Seller does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. TLSS is not subject to any stop orders concerning the offering of securities and is not on notice of or under threat of any Securities and Exchange Commission ("SEC") or state securities commission or administrative agency investigation or proceeding, whether formal or informal. None of Reverse, TA or TLSS is currently aware of any material adverse information that has not been disclosed to the Seller or any other information which would, if disclosed,

materially impact a reasonable investor's decision to enter into the Transaction described in this Agreement.

SECTION 2.5 INSOLVENCY.

Except as set forth in **Schedule 2.5**, there is no action pending or, to the actual knowledge of Reverse, TA or TLSS, threatened against Reverse, TA or TLSS and no circumstance exists that could reasonably (i) prevent Reverse, TA or TLSS from complying with its obligations to the Seller hereunder, or (ii) lead to a voluntary or involuntary petition in bankruptcy, receivership, insolvency or reorganization with respect to Reverse, TA or TLSS, or petition to appoint a receiver or trustee of Reverse's, TA's or TLSS's property to be filed by or against Reverse, TA or TLSS.

SECTION 2.6 PRIOR TO CLOSING.

Reverse, TA and TLSS shall provide written notice to the Seller if Reverse, TA or TLSS obtains knowledge that any of Reverse's, TA's or TLSS's representations and warranties are not true and correct.

SECTION 2.7 CAPITALIZATION OF TLSS AND VALIDITY OF ISSUANCE.

TLSS's authorized capital stock consists of (i) 50,000,000,000 shares of common stock, par value $.001 per share ("TLSS Common Stock"), of which 5,889,437,474 shares are issued and outstanding as of the date of this Agreement and no TLSS Common Stock have been issued that are now being held in treasury and (ii) 20,000,000 shares of preferred stock, par value $.001 per share ("TLSS Preferred Stock"), of which (a) 32,374 shares are issued and outstanding as of the date of this Agreement with respect to the TLSS Series H Preferred Shares and (b) 100,417 shares are issued and outstanding as of the date of this Agreement with respect to the TLSS Series J Preferred Shares, for a total of TLSS Preferred Shares issued and outstanding of 132,741 and no TLSS Preferred Shares have been issued that are now being held in treasury. Each share of outstanding TLSS Common Stock is duly authorized and validly issued, fully paid and non-assessable, and has not been issued in violation of any preemptive or similar rights. There are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer of any securities of TLSS, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of TLSS, and neither TLSS nor any subsidiary of TLSS has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of TLSS or any predecessor, other than as set forth on **Schedule 2.7**. The 47,500 TLSS Series J Preferred Shares to be issued pursuant to Section 1.7(b) hereof will be duly authorized, validly issued, fully paid and non-assessable and shall be in compliance with all applicable securities laws.

SECTION 2.8 ACCOUNTING MATTERS; REORGANIZATION.

TLSS, TA and Reverse represent and warrant that none of TLSS, TA, or Reverse or any of their respective affiliates has taken, or agreed to take, any action that (without giving effect to any actions taken or agreed to be taken by Seller and PGS) would prevent the Merger from constituting a "reorganization" qualifying under the provisions of Section 368(a) of the Code.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PGS, WANKE, SELLER AND SELLER SHAREHOLDERS, AS APPLICABLE

Notwithstanding anything to the contrary in this Agreement, except for the Fundamental Representations (which shall be Sections 3.1, 3.2, 3.3 and 3.4), all representations and warranties of the Seller and the Seller Shareholders are qualified in their entirety by, and shall be deemed to be made only to, such party's actual Knowledge. All Fundamental Representations are deemed made by PGS and Wanke as to PGS, and by the Seller and the Seller Shareholders solely as to the Seller entity and the Seller Shareholders' Equity Interests in the Seller. For the avoidance of doubt, neither the Seller nor the Seller Shareholders are making any representations or warranties regarding PGS (its business, assets, liabilities, operations or otherwise), and any representations and warranties regarding PGS set forth in this Article III are made solely by PGS and Wanke. In making the representations and warranties contained in this Article III, the Seller and the Seller Shareholders have relied upon information provided by PGS and Wanke. Neither the Seller nor any Seller Shareholder shall have any liability for any breach of representation or warranty to the extent such breach arises from or relates to information provided by PGS or Wanke that was inaccurate, incomplete, or misleading. As a material inducement to Reverse, TA and TLSS to enter into this Agreement and to consummate the Transaction contemplated hereby, PGS, Wanke, the Seller and the Seller Shareholders, severally (not jointly), hereby represent and warrant to Reverse, TA and TLSS, as of the Agreement Date, as of the Schedule Delivery Date, as to the items to be disclosed on the Schedules, and as of the Closing Date, provided that the Seller and the Seller Shareholders make representations and warranties solely with respect to the Seller entity and their respective Equity Interests therein, and expressly not with respect to PGS, its business, or its liabilities, and PGS and Wanke represent and warrant to their respective Knowledge solely with respect to PGS, as follows:

SECTION 3.1. <u>DUE ORGANIZATION</u>.

(a) PGS is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances, orders of public authorities and its certificate of formation and operating agreement, as well as under any of its other "Charter Documents" (as hereinafter defined) to carry on its businesses in the places and in the manner as now conducted except where the failure to be so authorized or qualified would not have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of PGS. **<u>Schedule 3.1(a)</u>** contains a list of all jurisdictions in which PGS is authorized or qualified to do business. True, complete and correct copies of the Charter Documents, including, but not limited to the certificate of formation of PGS, and all amendments, as well as the operating agreement of PGS, and all amendments, are attached hereto as **<u>Schedule 3.1(a)</u>**. The member records and minute books of PGS that have been made available to Reverse, TA and TLSS are true, correct, accurate and complete.

(b) The Seller is a corporation duly organized, and is validly existing and in good standing under the laws of the State of Nevada and is duly authorized and qualified under all

applicable laws, regulations, and ordinances of public authorities to carry on its business in the places and in the manner now conducted except where the failure to be so authorized or qualified would not have a material adverse effect on the Seller's business. **Schedule 3.1(b)** contains a list of all jurisdictions in which the Seller is authorized or qualified to do business. True, complete and correct copies of the Charter Documents, including, but not limited to the articles of incorporation of the Seller, and all amendments, as well as the By-Laws of the Seller, and all amendments, are attached hereto as **Schedule 3.1(b)**. The stockholder records and minute books of the Seller that have been made available to the Reverse, TA and TLSS are true, correct, accurate and complete.

SECTION 3.2. AUTHORIZATION; NON-CONTRAVENTION; APPROVALS.

(a) PGS, Wanke and the Seller and the Seller Shareholders have the full legal right, power and authority to enter into this Agreement and all other agreements required to be entered into and to consummate the Transaction contemplated hereby. The execution, delivery and performance of this Agreement has been properly approved by the applicable Parties and their governing bodies. No additional company proceedings on the part of PGS and no additional corporate proceedings on the part of the Seller are necessary to authorize the execution and delivery of this Agreement and the consummation by PGS, Wanke, the Seller, the Seller Shareholders, Reverse, TA and TLSS of the Transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by PGS, Wanke, Seller, the Seller Shareholders and constitutes a valid and binding agreement of PGS, Wanke, Seller and the Seller Shareholders, enforceable against PGS, Wanke, Seller and the Seller Shareholders in accordance with its terms.

(b) The execution and delivery of this Agreement by PGS and Wanke does not, and the consummation of the Transaction contemplated hereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of PGS under any of the terms, conditions or provisions of (i) the certificate of formation, the operating agreement or any other Charter Documents of PGS, including any amendments thereto, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to PGS or any of its properties or assets or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which PGS is now a party or by which PGS or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have a Material Adverse Effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of PGS (the "PGS Material Adverse Effect").

(c) The execution and delivery of this Agreement by the Seller and the Seller Shareholders does not, and the consummation of the Transaction contemplated hereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Seller under any of the terms, conditions or provisions of (i) the articles of incorporation, the bylaws or any other Charter Documents of the Seller, including any amendments thereto, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Seller or any of its properties or assets or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Seller is now a party or by which the Seller or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have a Material Adverse Effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Seller (the "Seller Material Adverse Effect").

(d) No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by PGS and Wanke, or the consummation of the Transaction contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a PGS Material Adverse Effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of PGS.

(e) No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Seller or the Seller Shareholders or the consummation of the Transaction contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a Seller Material Adverse Effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Seller.

SECTION 3.3. CAPITALIZATION.

All member interests of PGS are identified on **Schedule 3.3**. All of the member interests of PGS are owned beneficially and of record by the members as set forth on **Schedule 3.3**. All of the member interests, including the Interests owned by the Seller, have been duly authorized and validly issued, are fully paid and non-assessable, and were offered, issued, sold and delivered by PGS in compliance with all applicable state and federal laws concerning the issuance of member

interests. None of such member interests, including the Interests, were issued in violation of the preemptive rights of any past or present members of PGS. Upon payment of the Merger Consideration in the form of 47,500 TLSS Series J Preferred Shares, to the Seller for Interests pursuant to this Agreement, the Seller shall transfer to TLSS valid title in the Interests owned by Seller, free and clear of all liens, encumbrances and claims of every kind, provided that TLSS has fulfilled all of its obligations under this Agreement, including but not limited to the full payment of the Merger Consideration. Except as set forth on **Schedule 3.3**, no subscription, option, warrant, call, convertible or exchangeable security, other conversion right or commitment of any kind exists which obligates PGS to issue any of its member interests or the members, including the Seller, to transfer any of the member interests, including the Interests.

SECTION 3.4. SUBSIDIARIES.

Other than the entities disclosed in **Schedule 3.4** (the "PGS Subsidiaries"), PGS does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. PGS is not a participant in any joint venture, partnership, or similar arrangement.

SECTION 3.5. FINANCIAL STATEMENTS.

PGS has delivered to the TLSS Parties, as to year-end 2023, or as to year-end 2024, year-end 2025 and the first quarter of 2026, PGS will deliver to the TLSS Parties, complete and correct, in all material respects, copies of the following financial statements:

(a) the audited balance sheets of PGS, as of December 31, 2023 and the related audited statement of operations, of the members equity and of cash flows for the one-year period ended December 31, 2023, together with the related notes and schedules (such balance sheet, the related statement of operations, of members' equity and of cash flows and the related notes and schedules are referred to herein as the "Audited 2023 Year-end Financial Statements"). The Audited 2023 Year-end Financial Statements are attached as **Schedule 3.5** to this Agreement;

(b) the unaudited balance sheet of PGS, as of December 31, 2024 and the related unaudited statement of operations, of the members equity and of cash flows for the one-year period ended December 31, 2024, together with the related notes and schedules (such balance sheet, the related statement of operations, of members' equity and of cash flows and the related notes and schedules are referred to herein as the "Unaudited 2024 Year-end Financial Statements"). The Unaudited 2024 Year-end Financial Statements are attached as **Schedule 3.5** to this Agreement. The audited 2024 year-end financial statements (the "Audited 2024 Year-end Financial Statements") shall be provided to TLSS and TA as soon as they become available, but no later than ten (10) days prior to the Closing Date;

(c) the unaudited balance sheet of PGS as of December 31, 2025 and the related unaudited statements of operations, of PGS member's equity and of cash flows for the one year period ended as of the December 31, 2025, together with the related notes and schedules (such balance sheet, related statements of operations, of PGS's member's equity and of cash flows and related notes and schedules are referred to herein as the "Unaudited 2025 Year-

end Financial Statements"). The Unaudited 2025 Year-end Financial Statements and the audited 2025 year-end financial statements (the "Audited 2025 Year-end Financial Statements"), shall be provided to TLSS and TA as soon as they become available, but no later than ten (10) days prior to the Closing Date;

(d) the unaudited balance sheet of PGS as of March 31, 2026 and for each month of 2026 thereafter through the Closing Date and the related statements of operations, of PGS's members' equity and of cash flows, together with the related notes and schedules (such balance sheets, the related statements of operations, members' equity and of cash flows and the related notes and schedules are referred to herein as the "Unaudited 2026 First Quarter and Monthly Second Quarter Financial Statements"). The unaudited 2026 first quarter financial statements (the "Unaudited 2026 First Quarter Financial Statements") shall be provided to TLSS and TA as soon as they become available, but no later than ten (10) days prior to the Closing Date. Seller shall use reasonable good faith efforts to cause the unaudited 2026 monthly second quarter consolidated financial statements (the "2026 Monthly Interim Financial Statements") to be updated each calendar month during the period from the Agreement Date to the Closing Date, no later than the 15th day after the end of each calendar month. For example, the 2026 Monthly Interim Financial Statements shall be updated to April 30, 2026 by May 15, 2026; and

(e) The Audited 2023 Year-end Financial Statements, the Unaudited 2024 Year-end Financial Statements, the Audited 2024 Year-end Financial Statements, the Unaudited 2025 Year-end Financial Statements, the Audited 2025 Year-end Financial Statements, the Unaudited 2026 First Quarter Financial Statements and the 2026 Monthly Interim Financial Statements, shall collectively be referred to herein as the "Financial Statements"). The Financial Statements have been and will be (as applicable) prepared from the books and records of PGS on a basis consistent with preceding years and throughout the periods involved and present fairly (or will present fairly upon completion, to the extent not yet completed), in all material respects, the financial position and results of operations of PGS as of the dates of such statements and for the periods covered thereby on a cash basis, subject to normal year-end adjustments and the absence of footnotes in the case of the Unaudited 2026 First Quarter 2026 Financial Statements and the 2026 Monthly Interim Financial Statements.

SECTION 3.6. LIABILITIES AND OBLIGATIONS.

Schedule 3.6 sets forth an accurate list as of December 31, 2024 and will be updated to reflect an accurate list as of March 31, 2026 at least ten (10) days prior to the Closing Date, of (a) all material liabilities of PGS known to the officers and managers of PGS and reflected in the 2026 Monthly Interim Financial Statements and (b) any material liabilities known to PGS's officers and managers which are not reflected in the 2026 Monthly Interim Financial Statements. Except as set forth on **Schedule 3.6**, since December 31, 2024, to the Knowledge of PGS and Wanke, PGS has not incurred any material liabilities of any kind, character or description, whether accrued, absolute, secured or unsecured, contingent or otherwise, other than liabilities incurred in the ordinary course of business which are not materially greater than the corresponding liabilities reflected on the balance sheet of PGS as of March 31, 2026 or the 2026 Monthly Interim Financial Statements.

Schedule 3.6 contains a reasonable estimate by the officers and managers of PGS of the maximum amount which may be payable with respect to liabilities which are not fixed. For each such liability for which the amount is not fixed or is contested, PGS has provided, to the Knowledge of PGS and Wanke, a summary description of the liability together with copies of all relevant documentation relating thereto, which summary is set forth on **Schedule 3.6**.

PGS has provided a true, correct and complete list of all PPP Loans and all "PPP Applications" (as hereinafter defined) (including applications for forgiveness of PPP Loans associated therewith), if any, with respect to PGS. A true, correct and complete list of the PPP Loans and PPP Applications is attached as **Schedule 3.6**. All information provided and certifications made in connection with the PPP Applications (including applications for forgiveness of PPP Loans) was true, accurate and complete. Each PPP Application (including each application for forgiveness of a PPP Loan) satisfied the requirements of all law, rules and regulations applicable to the PPP Loans or such PPP Application. For these purposes (i) "PPP Loan" means any loan pursuant to the "Paycheck Protection Program" under the SBA's 7(a) Loan Program added under Section 1102 of the Coronavirus Aid, Relief, and Economic Security Act, or any other loans, grants, stipends, or other similar programs available due to the COVID-19 pandemic that PGS sought relief under prior to the Closing Date and all regulations and guidance issued by any governmental authority with respect thereto, as in effect from time to time, and (ii) "PPP Application" means any application for a PPP Loan and any applications for forgiveness of PPP Loans.

SECTION 3.7. ACCOUNTS AND NOTES RECEIVABLE.

Schedule 3.7 sets forth an accurate, in all material respects, list of the accounts and notes receivable of PGS, as of December 31, 2024, which will be updated to March 31, 2026 and which shall be reflected in the 2026 Monthly Interim Financial Statement at least ten (10) days prior to the Closing Date, and which also shall be updated to include any such amounts which are not reflected in the 2026 Monthly Interim Financial Statement ("Accounts Receivables"). Account Receivables from and advances to employees, the managers, the members and any entities or persons related to or affiliated with the members of PGS are separately identified on **Schedule 3.7**. **Schedule 3.7** also sets forth an accurate, in all material respects, aging of all accounts and notes receivable as of December 31, 2024, showing amounts due in 30-day aging categories, which will be updated to March 31, 2026 and which shall be reflected in the 2026 Monthly Interim Financial Statement at least ten (10) days prior to the Closing Date. The trade and other accounts receivable of PGS, which are to be classified as current assets on the 2026 Monthly Interim Financial Statement are to be bona fide receivables, were acquired in the ordinary course of business, are stated in accordance with GAAP and, subject to the reserve for doubtful accounts, need not be written-off as uncollectible.

SECTION 3.8. ASSETS.

Schedule 3.8 sets forth an accurate list of each item of real and personal property included in "property and equipment" on the balance sheet of PGS and all other tangible assets of PGS, each with a value in excess of $25,000.00, (i) owned by PGS as of the December 31, 2025 (the "Schedule 3.8(i) Assets") and (ii) acquired by PGS since December 31, 2025 (the "Schedule 3.8(ii)

Assets”), including in each case true, complete and correct copies of leases for significant equipment and for all real property leased by PGS, and descriptions of all real property on which buildings, warehouses, workshops, garages and other structures used in the operation of the business of PGS are situated. **Schedule 3.8** indicates which assets are currently owned, or were formerly owned, by PGS. Except as specifically identified on **Schedule 3.8**, all of the tangible assets, vehicles and other significant machinery and equipment of PGS listed on **Schedule 3.8** are in good working order and condition, ordinary wear and tear excepted, and have been maintained in accordance with standard industry practices. All fixed assets used by PGS that are material to the operation of PGS's business, are either owned by PGS or leased or licensed under an agreement identified on **Schedule 3.8** (the “Existing Licenses”). All leases and licenses set forth on **Schedule 3.8** are in full force and effect and, to the Knowledge of PGS and Wanke, constitute valid and binding agreements of the parties thereto in accordance with their respective terms. **Schedule 3.8** contains true, complete and correct copies of all title reports and title insurance policies received or owned by PGS. **Schedule 3.8** also includes a summary description of all plans or projects involving the opening of new operations, expansion of existing operations or the acquisition of any real property or existing business, to which management of PGS has devoted any significant effort or expenditure in the two-year period prior to the date of the Agreement, which if pursued by PGS would require additional expenditures of capital.

PGS has good title to the tangible and intangible personal property and the real property owned and used in its business, including the properties identified on **Schedule 3.8**, subject to no mortgage, pledge, lien, claim, conditional sales agreement, encumbrance or charge, except for the Patents, which is licensed to PGS and which are sub-licensed to Existing Licenses, and except for liens reflected on **Schedule 3.8**, liens for current taxes not yet payable and assessments not in default, easements for utilities serving only the property, and easements, covenants and restrictions and other exceptions to title shown of record in the office of the county clerks in which the properties, assets and leasehold estates are located, which do not adversely affect PGS’s use thereof.

SECTION 3.9. MATERIAL CUSTOMERS AND CONTRACTS.

Schedule 3.9 sets forth an accurate list of (i) all customers representing 5% or more of PGS’s revenues in any of the periods covered by the Financial Statements, and (ii) all material contracts, commitments and similar agreements to which PGS is currently a party or by which it or any of its properties is bound, including, but not limited to, contracts with customers, leases, loan agreements, pledge and security agreements, indemnity or guaranty agreements, bonds, notes, mortgages, joint venture or partnership agreements, options to purchase real or personal property, and agreements relating to the purchase or sale by PGS, of its assets or securities. **Schedule 3.9** contains true, complete and correct copies of all such agreements. Except to the extent set forth on **Schedule 3.9**, (i) none of PGS’s material customers have canceled or substantially reduced or is currently attempting or, to the Knowledge of PGS or Wanke, threatening to cancel or substantially reduce its use of PGS’s services, (ii) PGS has complied with all material commitments and obligations pertaining to it under such agreements and is not in default under any such agreements, no notice of default has been received by PGS and the PGS members, and are aware of no basis therefor and (iii) except as set forth on **Schedule 3.9**, the Transaction contemplated by this Agreement will not result in a default or an automatic termination of any contracts between PGS

and its customers. Except as set forth on **Schedule 3.9**, PGS is not now and has never been a party to any governmental contracts which by their terms are subject to price redetermination or renegotiation.

SECTION 3.10. PERMITS AND LICENSES.

Schedule 3.10 contains an accurate list, summary description and copies of all licenses (including the Existing Licenses), franchises, permits, and other governmental authorizations and intangible assets held by PGS that are material to the conduct of its business including, without limitation, permits, licenses and operating authorizations, titles (including motor vehicle titles and current registrations), franchises, certificates, trademarks, trade names, patents, patent applications and copyrights owned or held by PGS. The licenses, operating authorizations, franchises, permits and other governmental authorizations listed on **Schedule 3.10** are valid, and PGS has not received any notice that any governmental authority intends to cancel, terminate or not renew any such license, operating authorization, franchise, permit or other governmental authorization. PGS holds all licenses, operating authorizations, franchises, permits and other governmental authorizations the absence of any of which could have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of PGS. PGS has conducted and, to the Knowledge of PGS and Wanke, each is conducting its business in substantial compliance with the requirements, standards, criteria and conditions set forth in its licenses, operating authorizations, franchises, permits and other governmental authorizations as well as the applicable orders, approvals and variances related thereto, and is not in violation of any of the foregoing except for any violations that would not have a Material Adverse Effect on the business, operations, properties, assets, condition (financial or otherwise), results of operations or prospects of PGS. Except as specifically provided on **Schedule 3.10**, the Transaction contemplated by this Agreement will not result in a default under or a breach or violation of, or, to the Knowledge of PGS or Wanke, adversely affect the rights and benefits afforded to PGS by any such material licenses, operating authorizations, franchises, permits and other government authorizations.

SECTION 3.11. ENVIRONMENTAL AND SAFETY LAWS.

To the Knowledge of PGS and Wanke, PGS has complied with and is in material compliance with all federal, state, local and foreign statutes (civil and criminal), laws, ordinances, regulations, rules, notices, permits, judgments, orders and decrees applicable to it or any of its properties, assets, operations and businesses relating to the protection of the environment (collectively, "Environmental Laws") including, without limitation, Environmental Laws relating to air, water, land and the generation, storage, use, handling, transportation, treatment or disposal of Hazardous Wastes, Hazardous Materials and Hazardous Substances (as such terms are defined in any applicable Environmental Law) except to the extent that noncompliance with any Environmental Laws, either singly or in the aggregate, does not and would not (i) have a Material Adverse Effect on PGS or its business or (ii) necessitate a material expenditure by or on behalf of PGS in excess of amounts already reserved for such purpose in the financial statements of PGS. PGS has obtained and complied with all necessary permits and other approvals necessary to treat, transport, store, dispose of and otherwise handle Hazardous Wastes, Hazardous Materials and Hazardous Substances and has reported, to the extent required by all Environmental Laws, all past and present sites owned and operated by PGS where Hazardous Wastes, Hazardous Materials or Hazardous

Substances have been treated, stored, disposed of or otherwise handled. Except as set forth on **Schedule 3.11** hereto, there have been no "Releases" or, to the Knowledge of PGS and Wanke, threats of "Releases" (as defined in any Environmental Laws) at, from, in or on any property owned or operated by PGS except as permitted by Environmental Laws. There is no on-site or off-site location to which PGS has transported or disposed of Hazardous Wastes, Hazardous Materials and Hazardous Substances or arranged for the transportation or disposal of Hazardous Wastes, Hazardous Materials and Hazardous Substances which is the subject of any federal, state, local or foreign enforcement action or any other investigation which could lead to any Environmental Claim against PGS, TA or TLSS for any clean-up cost, remedial work, damage to natural resources or personal injury, including, but not limited to, any claim under (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (ii) the Resource Conservation and Recovery Act, (iii) the Hazardous Materials Transportation Act or (iv) comparable state and local statutes and regulations. To the Knowledge of PGS and Wanke, PGS has no contingent liability in connection with any Release of any Hazardous Waste, Hazardous Material or Hazardous Substance into the environment.

SECTION 3.12. LABOR AND EMPLOYEE RELATIONS & INDEPENDENT CONTRACTORS.

Except as set forth on **Schedule 3.12**, PGS is not bound by or subject to any arrangement with any labor union. No employees of PGS are represented by any labor union or covered by any collective bargaining agreement nor, to the Knowledge of PGS and Wanke with respect to PGS, is any campaign to establish such representation in progress. There is no pending or, to the Knowledge of PGS and Wanke with respect to PGS, threatened labor dispute involving PGS and any group of its employees nor has PGS experienced any material labor interruptions over the past five years. As of the date hereof, PGS's relationships with its employees and independent contractors are good and, there are no pending or threatened labor disputes or claims.

SECTION 3.13. INSURANCE.

Schedule 3.13 sets forth an accurate list as of December 31, 2025 of all insurance policies carried by PGS and of all insurance loss runs or workers compensation claims received for the past two (2) policy years. Also attached to **Schedule 3.13** are true, complete and correct copies of all of PGS's insurance policies currently in effect. None of such policies is a "claims made" policy. The insurance policies set forth on **Schedule 3.13** provide coverage consistent with industry standards against the risks involved in PGS's business. Such policies are currently in full force and effect.

SECTION 3.14. COMPENSATION; EMPLOYMENT AGREEMENTS AND INDEPENDENT CONTRACTOR AGREEMENTS.

Schedule 3.14 sets forth an accurate schedule of all of the members, the managers and officers and key employees of PGS, listing all employment agreements with such members, managers, officers and employees and the rate of compensation (and the portions thereof attributable to salary, bonus, benefits and other compensation, respectively) of each of such persons as of (i) the December 31, 2025 and (ii) the date hereof. Attached to **Schedule 3.14** are true, complete and correct copies of all such employment agreements and all other employment agreements and other

similar agreements or arrangements containing "golden parachute" or other similar provisions. **Schedule 3.14** sets forth a list of all material independent contractors with whom PGS currently has a working relationship or has had a material working relationship since January 1, 2023. Attached to **Schedule 3.14** are true, complete and correct copies of all such independent contractor agreements or a description of any independent contractor relationships which are not in writing.

SECTION 3.15. EMPLOYEE BENEFIT PLANS.

Schedule 3.15 sets forth an accurate schedule of all employee benefit plans of PGS and deferred compensation agreements, together with true, complete and correct copies of such plans, agreements and any trusts related thereto, and classifications of employees covered thereby as of the December 31, 2025. Except for the employee benefit plans described on **Schedule 3.15** (the "Employee Benefit Plans"), PGS does not sponsor, maintain or contribute to any plan, program, fund or arrangement that constitutes an "employee pension benefit plan," nor does PGS have any obligation to contribute to or accrue or pay any benefits under any deferred compensation or retirement funding arrangement on behalf of any employee or employees (such as, for example, and without limitation, any individual retirement account or annuity, any "excess benefit plan" (within the meaning of Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or any non-qualified deferred compensation arrangement). For the purposes of this Agreement, the term "employee pension benefit plan" shall have the same meaning given that term in Section 3(2) of ERISA. PGS has not sponsored, maintained or contributed to any employee pension benefit plan other than the plans set forth on **Schedule 3.15**, nor is PGS required to contribute to any retirement plan pursuant to the provisions of any collective bargaining agreement.

PGS is not now, nor will it become as a result of its past activities, liable to the Pension Benefit Guaranty Corporation or to any multi-employer employee pension benefit plan under the provisions of Title IV of ERISA. All Employee Benefit Plans listed on **Schedule 3.15** are in substantial compliance with all applicable provisions of ERISA and the regulations issued thereunder, as well as with all other applicable federal, state and local statutes, ordinances and regulations. All accrued contribution obligations of PGS with respect to any plan listed on **Schedule 3.15** have either been fulfilled in their entirety or are fully reflected on the consolidated balance sheet of PGS as of the December 31, 2025.

All plans listed on **Schedule 3.15** that are intended to qualify (the "Qualified Plans") under Section 401(a) of the Code have been determined by the Internal Revenue Service to be so qualified, and copies of such determination letters are included as part of **Schedule 3.15** hereof. Except as disclosed on **Schedule 3.15**, all reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, actuarial reports, audits or tax returns) have been timely filed or distributed, and copies thereof are included as part of **Schedule 3.15** hereof. Neither PGS, the members of PGS, nor any such plan listed on **Schedule 3.15**, engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA. No such plan listed on **Schedule 3.15** has incurred an "accumulated funding deficiency," as defined in Section 412(a) of the Code and Section 302(1) of ERISA, and PGS has not incurred any liability for excise tax or penalty due to the Internal Revenue Service nor any liability to the Pension Benefit Guaranty Corporation. There have been no

terminations, partial terminations or discontinuances of contributions to any such Qualified Plan without notice to and approval by the Internal Revenue Service; no plan listed on **Schedule 3.15** subject to the provisions of Title IV of ERISA has been terminated; there have been no "reportable events" (as that phrase is defined in Section 4043 of ERISA) with respect to any such plan; and PGS has not incurred liability under Section 4062 of ERISA.

SECTION 3.16. LITIGATION AND COMPLIANCE WITH THE LAW.

Except as set forth on **Schedule 3.16**, there are no claims, actions, suits or proceedings, pending or, to the Knowledge of PGS, Wanke, Seller or the Seller Shareholders, threatened against or affecting PGS, or the Seller, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over PGS or the Seller. No notice of any claim, action, suit or proceeding, whether pending or, to the Knowledge of PGS, Wanke, Seller or the Seller Shareholders, threatened, has been received by PGS or the Seller and, to the Knowledge of PGS, Wanke or the Seller, there is no basis therefor.

Except to the extent set forth on **Schedule 3.16**, PGS has conducted and does conduct its business in material compliance with all laws, regulations, writs, injunctions, decrees and orders applicable to PGS or its assets.

Neither the members of PGS, PGS nor, to the Knowledge of PGS, its employees, agents and representatives have obtained or retained business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of Two Thousand Dollars ($2,000.00) in the aggregate to any one individual in any year) or offered any inducements to any person who is an official, officer, agent, employee or representative of any governmental body or of any existing or prospective customer (whether government owned or non-government owned). Neither the members of PGS, PGS, Seller nor, to the Knowledge of PGS, its employees, agents and representatives have: (a) used any PGS funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; or (b) made any bribe, rebate, pay off, influence payment, kickback or other payment in connection with the business of PGS in violation of any applicable anti-bribery and anti-corruption laws.

SECTION 3.17. TAXES.

For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies or other assessments including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, unemployment, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to or imposed with respect to any such taxes, charges, fees, levies or other assessments. Other than as set forth on **Schedule 3.17**, PGS and Seller (as applicable) have timely filed, subject to applicable extensions, all federal, state, local and other tax returns required to be filed for all fiscal periods ended on or before the Closing, and has duly paid

in full or made adequate provision in the Financial Statements for the payment of all Taxes for all periods ending at or prior to the Closing Date. Except as set forth on **Schedule 3.17**, there are no examinations in progress or claims against PGS or the Seller (as applicable) for any period or periods prior to and including the December 31, 2025 and no notice of any claim for Taxes, whether pending or, to the Knowledge of PGS or Seller (with respect to consolidated financial statements) or to the Knowledge of Wanke, threatened, has been received. The amounts shown as accruals for Taxes on the consolidated financial statements of Seller as of December 31, 2025 are sufficient for the payment of all Taxes for all fiscal periods ended on or before that date. Copies of (i) any tax examinations, (ii) extensions of statutory limitations and (iii) the federal, state and local Tax Returns of PGS and Seller (as applicable) for the last three fiscal years are attached hereto as **Schedule 3.17**, unless otherwise disclosed on **Schedule 3.17**.

During all tax periods ended prior to the Closing Date for which the statute of limitations has not expired, PGS and Seller (as applicable) has conducted its business in a manner which entitles it to protection under the safe harbor provisions of Section 530(a) of the Revenue Act of 1978, which was extended indefinitely by Section 269(c) of the Tax Equity and Fiscal Responsibility Act of 1982.

SECTION 3.18. ABSENCE OF CHANGES.

Since the December 31, 2025, PGS has conducted its operations in the ordinary course and, except as set forth on **Schedule 3.18**, there has not been:

(a) any Material Adverse Change in the business, operations, properties, condition (financial or other), assets, liabilities (contingent or otherwise) or income of PGS;

(b) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of PGS;

(c) any change in the ownership of PGS, or in its securities outstanding or any grant of any options, warrants, calls, profit interests, conversion rights or commitments or the declaration or payment of any dividend or other distribution;

(d) any declaration or payment of any dividend or distribution in respect of the member interests of PGS, including the Interests or any direct or indirect redemption, purchase or other acquisition of any of the member interests of PGS, including the Interests of the Company;

(e) any increase in the compensation payable or to become payable by PGS to any of its officers, managers, members, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice;

(f) any work interruptions, labor grievances or claims filed, or, to the Knowledge of PGS and Wanke, any proposed law, regulation or event or condition of any character materially adversely affecting the business or future prospects of PGS;

(g) any sale or transfer, or any agreement to sell or transfer, any material assets, properties or rights of PGS to any person, including, without limitation, the members of PGS;

(h) any cancellation, or agreement to cancel, any indebtedness or other obligation owing PGS;

(i) any increase in PGS's indebtedness, other than accounts payable incurred in the ordinary course of business;

(j) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of PGS, or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

(k) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of PGS's business;

(l) any waiver of any material rights or claims of PGS;

(m) any material breach, amendment or termination of any material contract, agreement, license, permit or other right to which PGS is a party; or

(n) other than the Transaction hereunder, any transaction by PGS outside the ordinary course of business.

SECTION 3.19. ACCOUNTS WITH BANKS, BROKERAGES; POWERS OF ATTORNEY.

Schedule 3.19 sets forth an accurate schedule as of the (a) December 31, 2025 and (b) Agreement Date, of (i) the name of each financial institution or brokerage firm in which PGS has accounts or safe deposit boxes; (ii) the names in which the accounts or boxes are held; (iii) the type of account and the cash, cash equivalents and securities held in such account; and (iv) the name of each person authorized to draw thereon or have access thereto. **Schedule 3.19** also sets forth the name of each person, corporation, firm or other entity holding a general or special power of attorney from PGS and a description of the terms thereof.

SECTION 3.20. ABSENCE OF CERTAIN BUSINESS PRACTICES.

PGS has not taken any action which would constitute a violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law.

SECTION 3.21. COMPETING LINES OF BUSINESS; RELATED-PARTY TRANSACTIONS.

Except as set forth on **Schedule 3.21**, neither the members nor any manager of PGS owns, directly or indirectly, any interest in, or is an officer, director, manager, employee or consultant of or otherwise receives remuneration from, any business which is a competitor, lessor, lessee, customer or supplier of PGS. Except as set forth on **Schedule 3.21**, no members, managers or officers of

PGS has, nor during the period since inception through the date hereof, have any interest in any property, real or personal, tangible or intangible, used in or pertaining to PGS's business.

SECTION 3.22. INTANGIBLE PROPERTY.

Schedule 3.22 sets forth an accurate list of all patents, patent applications, trademarks, service marks, trade names, copyrights, and other intellectual property or proprietary property rights owned or used by PGS. PGS owns or possesses sufficient legal rights to use all of such items without conflict with or, to the Knowledge of Wanke and PGS, infringement of the rights of others. For clarification, TA is to license to PGS the non-exclusive use of the Patents pursuant to a license agreement to be delivered in connection with the closing of the transactions contemplated hereby.

SECTION 3.23. DISCLOSURE.

No representation or warranty made by PGS and Wanke (as to PGS) and the Seller and the Seller Shareholders (as to the Seller) in this Agreement, when considered together with the Schedules to this Agreement, contains any untrue statement of material fact, or omits to state any material fact required to be disclosed by such representation or warranty, that is necessary, in light of the context in which it is made, to make any statement made in such representation or warranty not misleading. For the avoidance of doubt, neither the Seller nor the Seller Shareholders make any representation or warranty as to the accuracy or completeness of any information regarding PGS.

SECTION 3.24. ABSENCE OF CERTAIN CHANGES OR EVENTS.

From December 31, 2025 to the Agreement Date, to the Knowledge of PGS, Wanke, the Seller and the Seller Shareholders, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had PGS Material Adverse Effect. From December 31, 2025 to the Agreement Date, to the Knowledge of PGS, Wanke, the Seller and the Seller Shareholders, PGS have conducted the business of PGS in the ordinary course in all material respects.

SECTION 3.25. AGREEMENTS AND ACTIONS.

(a) Except for agreements described herein and in the Charter Documents, there are no agreements, understandings, or proposed transactions between PGS and its members, or its managers or officers.

(b) Other than the Charter Documents and agreements entered into in the ordinary course of business consistent with past practice, there are no agreements, understandings, instruments, contracts, judgments, orders, writs, or decrees to which PGS is a party or by which it is bound that involve (i) obligations of, or payments by, PGS in excess of $25,000.00, (ii) provisions restricting the development, manufacture, or distribution of PGS's products or services, or (iii) indemnification by PGS with respect to infringement of proprietary rights.

(c) Except as reflected in the Financial Statements, since the December 31, 2025, PGS has not (i) incurred indebtedness for money borrowed in excess of $25,000.00 in the aggregate, or (ii) sold, exchanged, or otherwise disposed of any of its assets or rights, other than the sale of its services and license agreements in the ordinary course of business.

SECTION 3.26. BROKERS OR FINDERS.

Except as set forth in **Schedule 3.26** neither PGS, Wanke nor the Seller nor the Seller Shareholders have agreed to incur, directly or indirectly, any liability for brokerage or finders' fees, agents' commissions, or other similar charges in connection with this Agreement or the Transaction contemplated hereby. Any commissions due as a result of an engagement of a brokerage or other advisory firm by PGS, Wanke, the Seller or the Seller Shareholders shall be the responsibility of either PGS (to be paid prior to or simultaneously with the Closing) or the Seller.

SECTION 3.27. NO OTHER REPRESENTATIONS AND WARRANTIES; DISCLAIMER OF RELIANCE.

Except for the representations and warranties expressly set forth in this Article III (including the related portions of the Schedules), which are made as of the Agreement Date and again as of the Closing Date, none of PGS, Wanke or Seller or the Seller Shareholders have made or makes, and PGS, Wanke, Seller and the Seller Shareholders hereby expressly disclaim, any other express or implied representation or warranty, either written or oral, with respect to PGS and its operations, its finances, its business and any other related matter.

SECTION 3.28. SELLER AND SELLER SHAREHOLDER RELIANCE; LIMITATION OF LIABILITY.

(a) Reverse, TA and TLSS acknowledge and agree that: (i) the Seller and the Seller Shareholders are not in the business of operating PGS and have not participated in the day-to-day management or operations of PGS; (ii) the Seller and the Seller Shareholders have relied upon information provided by PGS and Wanke in connection with this Agreement and the Transaction contemplated hereby; and (iii) all representations and warranties regarding the business and operations of PGS have been made by PGS and Wanke, and not by the Seller or the Seller Shareholders.

(b) The Seller and the Seller Shareholders shall have no liability to Reverse, TA, TLSS, or any other Person for any "PGS Losses" (as hereinafter defined) arising from or relating to: (i) any acts, omissions, or conduct of PGS or Wanke; (ii) any liabilities of PGS, whether arising before, on, or after the Closing Date; (iii) any breach of representation, warranty, covenant, or agreement by PGS or Wanke; or (iv) the business, operations, assets, or financial condition of PGS. Reverse, TA and TLSS hereby release and forever discharge the Seller and the Seller Shareholders from any and all claims, demands, damages, actions, causes of action, or liabilities of any kind whatsoever, whether known or unknown, arising from or relating to PGS, its business, operations, assets, or liabilities.

ARTICLE IV

CONDUCT OF THE BUSINESS PENDING THE CLOSING

(a) From the Agreement Date until the Closing, except with the prior written consent of Reverse, TA and TLSS or as otherwise expressly permitted or required by this Agreement, the Seller Shareholders shall cause the officers and directors of the Seller and the Seller, as well as Wanke, as the Manager of PGS with respect to PGS, to:

(i) carry on its businesses in substantially the same manner as it has heretofore and not introduce any new method of management, operation or accounting (except as required by GAAP or any applicable law or Order);

(ii) comply with the terms and conditions of, and not cancel, its present insurance policies;

(iii) use its commercially reasonable efforts to (A) maintain and preserve its business organization intact, (B) retain the services of its present employees and (C) not hire any additional employees except for hires in the ordinary course of business consistent with past practices;

(iv) comply with all applicable laws and provide notice to Reverse, TA and TLSS of any governmental inquiry, notice or investigation; and

(v) maintain the instruments and agreements governing its outstanding Indebtedness and leases on their present terms and not incur new Indebtedness or enter into new lease instruments or agreements. Notwithstanding the existing lease by and between MDW Management, LLC, as landlord and A-1 Glass as tenant, dated July 21, 2021 with respect to the premises at 2029 Pat Booker Road, Universal City, TX 78148 (the "Lease") shall be amended in connection with the consummation of the Transactions contemplated hereby to provide, among other things: (A) the acknowledgment of the assignment by the tenant to PGS, (B) the termination of the corporate guaranty from C-Bond Systems, LLC, a Texas limited liability company, (C) the agreement of landlord to the change of control of the tenant (PGS by assignment pursuant to this Section 4(a)(v)(A) by operation of law due to the consummation of the Transaction contemplated hereby and (D) the exercise of the first renewal option to extend the term of the Lease for five (5) additional years (collectively, the "Amendment to Lease").

(b) From the Agreement Date until the Closing, except with the prior written consent of Reverse, TA and TLSS or as otherwise expressly permitted or required by this Agreement, the Seller Shareholders shall ensure that neither the Seller Shareholders nor the Seller, nor the Seller's Subsidiaries, nor their respective officers or managers will:

(i) make any change in the Seller's Charter Documents or the Charter Documents of the Seller's Subsidiaries;

(ii) issue any additional Equity Interests in Seller or Seller's Subsidiaries or issue or otherwise create any options, warrants, profit interests, or rights to acquire any of Seller's or Seller's Subsidiaries' Equity Interests;

(iii) increase or agree to increase the compensation payable to Seller's Subsidiaries' and its officers, directors, managers, consultants or employees except for increases in the ordinary course consistent with past practice;

(iv) make any investments (other than short-term certificates of deposit of a commercial bank or trust company) in the Equity Interests (or options, profit interests, warrants or rights to acquire the Equity Interests) or Indebtedness of any Person;

(v) enter into any contract to incur, or otherwise agree to incur any liability or make any capital payment or expenditure of any kind in excess of $25,000.00, other than in the ordinary course of its business and consistent with its past practice (it being agreed that the foregoing restriction shall not prohibit or limit the ability of the Seller and/or its Subsidiaries to enter into contractual obligations or otherwise incur liabilities in respect of any existing projects pursuant to the terms and conditions of this Agreement);

(vi) (A) prepay any Indebtedness other than in the ordinary course of business consistent with past practices, or (B) create, assume or permit to be created or imposed any liens or encumbrances, upon any of its assets or properties, whether now owned or hereafter acquired other than in the ordinary course of business consistent with past practice;

(vii) except as required by any applicable law or Order, (A) adopt, establish, amend or terminate any of its Employee Benefit Plans, or any other compensation plans or employee policies and procedures or (B) take any discretionary action, or omit to take any contractually required action, if that action or omission could either (y) deplete the assets of any of its Employee Benefit Plans, or (z) increase the liabilities or obligations under any such plan;

(viii) sell, assign, lease or otherwise transfer or dispose of any of its owned or leased property or equipment other than in the ordinary course of its business and consistent with its past practice, or to dispose of excess or obsolete inventory or equipment other than for appropriate value;

(ix) negotiate for the acquisition of any business or entity or the start-up of any new line of business;

(x) waive any of its rights or claims, provided that it may negotiate and adjust bills and Accounts Receivables in the course of good faith disputes with customers in a manner consistent with past practice;

(xi) effect any other transaction that is not in the ordinary course of its business and consistent with its past practice or that is prohibited hereby; or

(xii) amend or terminate any contract or agreement to which it is a party that is not in the ordinary course of its business.

(c) From the Agreement Date until the Closing, except with the prior written consent of Reverse, TA and TLSS (such consent not to be unreasonably withheld, conditioned or delayed) or as otherwise expressly permitted or required by this Agreement or by applicable tax law, the Seller Shareholders shall not make or revoke any material tax election respecting the Seller or its Subsidiaries that would reasonably be expected to materially and adversely affect the Seller, the Seller's Subsidiaries, TLSS, TA, Reverse or the Interests in PGS.

ARTICLE V

CLOSING DELIVERIES AND CONDITIONS

SECTION 5.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF PGS, THE SELLER AND THE SELLER SHAREHOLDERS.

The obligation of PGS, the Seller and the Seller Shareholders to consummate the Transaction shall be subject to the satisfaction or waiver by PGS, the Seller and the Seller Shareholders on or before the Closing Date of each of the following conditions:

(a) **Compliance**. Reverse, TA and TLSS shall have, or shall have caused to be, satisfied or complied with and performed in all material respects, all terms, covenants and conditions of this Agreement to be complied with or performed by Reverse, TA and/or TLSS on or before the Closing Date.

(b) **Representations and Warranties**. All of the representations and warranties made by Reverse, TA and TLSS in this Agreement and in all certificates and other documents delivered by Reverse, TA and TLSS to PGS, the Seller and the Seller Shareholders pursuant hereto, shall have been true and correct in all material respects as of the Agreement Date, and shall be true and correct in all material respects at the Closing Date, with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except (a) where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, (b) for changes permitted or contemplated by this Agreement, or (c) for changes approved in writing by the Seller and the Seller Shareholders.

(c) **Consents, Licenses and Approvals**. TLSS, TA and Reverse shall have received all required permits, licenses, contracts and third party consents set forth on **Schedule 5.1(c)** to be attached hereto prior to the Due Diligence Expiration Date, in form satisfactory to the Seller and the Seller Shareholders. All consents, approvals, orders or authorizations of, or

registrations, declarations or filings with, all governmental entities required in connection with the execution, delivery or performance hereof shall have been obtained or made, without any limitation, restriction or condition.

(d) **Transaction Documents**. The Transaction Documents shall have been executed and delivered by Reverse, TA and TLSS and in a form and substance satisfactory to the Seller.

(e) **Related Transactions**. Any amendments, restatement and/or supplement to the Transaction Documents to be executed and delivered in connection with the Transaction shall be in a form satisfactory to the Seller and the Seller Shareholders and the transactions contemplated by Reverse, TA and TLSS shall have been consummated.

(f) **Reverse, TA and TLSS Closing Certificate**. Reverse, TA and TLSS will have delivered to PGS, the Seller and Seller Shareholders a certificate of Reverse, TA and TLSS, dated as of the Closing Date to the effect that each of the conditions specified above in Section 5.1(a) and Section 5.1(b) have been satisfied (the "Reverse, TA and TLSS Closing Certificate").

SECTION 5.2. CLOSING DELIVERIES OF PGS, WANKE, THE SELLER AND THE SELLER SHAREHOLDERS.

The obligation of Reverse, TA and TLSS to consummate the Transaction contemplated by this Agreement shall be subject to the delivery, prior to or at Closing, of each of the following by PGS, Wanke, the Seller and the Seller Shareholders, as the case may be (the delivery of any or all of which may be waived by Reverse, TA and TLSS in their respective discretion):

(a) a counterpart signature page to the employment agreement, dated as of the Closing Date, between PGS and Wanke (the "Wanke Employment Agreement") shall be signed by Wanke;

(b) good standing certificates (or similar certificates of status) of PGS and the Seller, dated not more than thirty (30) days prior to the Closing Date, issued by their respective states of incorporation or formation and from each state where such entities are registered to do business, as well as written consents or corporate or company resolutions authorizing the Transaction contemplated by this Agreement and the execution of the Transaction Documents;

(c) an incumbency certificate, signed by a duly authorized officer of PGS and the Seller, dated as of the Closing Date, certifying: (i) the incumbency of the Board of Directors and officers of the Seller and the incumbency of the Manager and officers of PGS; (ii) the authenticity and continuing validity of the articles of incorporation, the bylaws, the certificate of formation, operating agreement and other governing documents of the Seller and PGS, as applicable, and attaching true, correct and complete copies of the same; and (iii) the authenticity and continuing validity of the resolutions of the PGS and Seller authorizing the consummation of the transaction contemplated by this Agreement and attaching true, correct and complete copies of the same;

(d) resignations of the manager of PGS and the officers of PGS effective as of the Effective Time;

(e) a Certificate of Merger;

(f) an assignment of the Patents (the "Patents Assignment") to TA;

(g) evidence of termination of the contracts and/or leases and evidence of termination or settlement of related party transactions required by Reverse, TA and TLSS;

(h) proof satisfactory to Reverse, TA and TLSS that any and all liens (including but not limited to, filed UCC-1 financing statements) on the assets of PGS and the Seller have been terminated and released;

(i) proof satisfactory to Reverse, TA and TLSS that any real property leases under which PGS is a tenant have been either (A) terminated at no further cost to Reverse, TA and TLSS; (B) assigned by PGS to a third party, such third party being approved by Reverse, TA and TLSS prior to any such assignment being made; or (C) permitted to continue in full force and effect as requested by Reverse, TA and TLSS in their respective sole discretion, in which event TA shall become responsible for the payments first arising thereunder after the Closing Date; provided, however, that any real property lease permitted to continue in full force and effect as requested by TA shall be upon terms that are no less favorable to PGS, as applicable, than at fair market value, which terms shall be agreed to by TA prior to Closing. Notwithstanding the foregoing, a fully executed Amendment to the Lease signed by Wanke, as an authorized representative of the Landlord and signed by Wanke as an authorized representative of PGS, shall be delivered to TA;

(j) the "Seller and Seller Shareholders Closing Certificate" (as hereinafter defined);

(k) the "PGS and Wanke Closing Certificate" (as hereinafter defined); and

(l) such other instruments and documents as Reverse, TA and TLSS may reasonably request in connection with the Closing of the Transaction contemplated hereby, all such instruments and documents to be reasonably satisfactory in form and substance to Reverse, TA and TLSS and their counsel.

SECTION 5.3. CONDITIONS PRECEDENT TO OBLIGATIONS OF REVERSE, TA AND TLSS.

The obligations of Reverse, TA and TLSS to consummate the Transaction contemplated by this Agreement shall be subject to the satisfaction or waiver by Reverse, TA and TLSS on or before the Closing Date of each of the following conditions:

(a) **Compliance**. PGS, Wanke, the Seller and the Seller Shareholders shall have caused to be, satisfied or complied with and performed in all material respects, all terms, covenants and

conditions of this Agreement to be complied with or performed by the Seller and the Seller Shareholders on or before the Closing Date.

(b) **Representations and Warranties**. All of the representations and warranties made by the Seller in this Agreement and in all certificates and other documents delivered by the Seller to Reverse, TA and TLSS pursuant hereto, and all representations and warranties made by the Seller Shareholders to the best of the Seller Shareholders' Knowledge in this Agreement and in all certificates and other documents delivered by the Seller or the Seller Shareholders to Reverse, TA and TLSS pursuant hereto, shall have been true and correct in all material respects as of the Agreement Date, and shall be true and correct in all material respects at the Closing Date, with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except (a) where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, (b) for changes permitted or contemplated by this Agreement, or (c) changes approved in writing by Reverse, TA and TLSS.

(c) **Financial Statements**. Notwithstanding the provisions of Section 5.3(b), Audited 2024 Year-end Financial Statements, the Audited 2025 Year-end Financial Statements and the Unaudited 2026 First Quarter Financial Statements shall have been provided to the TLSS Parties at least ten (10) days prior to the Closing Date and the 2026 Monthly Interim Financial Statements shall have been provided to the TLSS Parties at least ten (10) days prior to the Closing Date.

(d) **Consents, Licenses and Approvals**. PGS and the Seller shall have received all required permits, licenses, contracts and third party consents set forth on **Schedule 5.3(d)** to be attached hereto prior to the Due Diligence Expiration Date, in form satisfactory to TA and TLSS. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, all governmental entities required in connection with the execution, delivery or performance hereof shall have been obtained or made, without any limitation, restriction or condition.

(e) **Assignment of and Amendments to Leases**. Any landlord of any premises leased to PGS (the "Leases"), shall consent to the assignment of such Leases in connection with the Closing of the transaction contemplated hereby, as well as any amendments required pursuant to the terms of this Agreement.

(f) **Transaction Documents.** The Transaction Documents shall have been executed and delivered by all of the Parties thereto and in a form and substance satisfactory to Reverse, TA and TLSS.

(g) **Additional Conditions to Reverse's, TA's and TLSS's Performance**. The obligation of Reverse, TA and TLSS to consummate the Transaction contemplated by this Agreement shall be subject to the following additional conditions: (any or all of which may be waived by Reverse, TA and TLSS in their respective discretion):

(i) the due diligence contingency as set forth in Section 1.10 hereof shall have been satisfied or waived; and

(ii) between the date hereof and the Closing Date, there shall have been no action or omission causing or that would reasonably be expected to have a Material Adverse Effect on the Business of the PGS and the Seller, whether caused by an action or omission of (i) the Seller, (ii) the Seller Shareholders, (iii) the Board of Directors or officers of the Seller or the Managers or officers of PGS, or (iv) otherwise.

(h) **Seller Shareholders and Seller Closing Certificate**. The Seller Shareholders and the Seller will have delivered to Reverse, TA and TLSS a certificate of the Seller Shareholders and the Seller, dated as of the Closing Date to the effect that each of the conditions specified above in Sections 5.3(a), 5.3(b), 5.3(c) and 5.3(g)(ii) have been satisfied (the "Seller Shareholders and Seller Closing Certificate").

(i) **PGS and Wanke Closing Certificate**. PGS and Wanke will have delivered to Reverse, TA and TLSS a certificate, dated as of the Closing Date to the effect that all of PGS's and Wanke's representations and warranties shall have been true and correct in all material respects as of the Agreement Date, and shall be true and correct in all material respects at the Closing Date, with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except (a) where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, (b) for changes permitted or contemplated by this Agreement, or (c) changes approved in writing by Reverse, TA and TLSS (the "PGS and Wanke Closing Certificate").

(j) **Evidence of Bill of Sale With Respect to Schedule 3.8(i) Assets**. Seller shall deliver to TLSS, TA and Reverse evidence of the Bill of Sale previously executed by Seller transferring the Schedule 3.8(i) Assets from Seller to PGS.

(k) **Evidence of Assignment of Intellectual Property**. Seller shall deliver to TLSS, TA and Reverse evidence of the assignment of intellectual property rights back to PGS, enabling PGS to continue using the tradenames and trademarks associated with the PGS business in the ongoing business operations of PGS, along with evidence that all maintenance fees are current.

(l) **Evidence of Assignment of Distributor Agreement**. Seller shall deliver to TLSS, TA and Reverse evidence that Seller has assigned the Distributor Agreement with CB Nanoshield, LLC, a Texas limited liability company dated as of January 2, 2024 (the "Distributor Agreement") to PGS.

(m) **Evidence of Release of PGS from Secured Promissory Notes**. Seller and Seller Shareholders shall deliver to TLSS, TA and Reverse evidence that Seller Shareholders have released PGS as a maker under the following secured promissory notes: (i) Secured Promissory Note dated February 24, 2025 in the original principal amount of $140,000 held by Badders, (ii) Secured Promissory Note dated February 24, 2025 in the original

principal amount of $75,000 held by Mercer and (iii) Secured Promissory Note dated February 24, 2025 in the original principal amount of $76,000 held by Mercer.

(n) **Evidence of Termination of Put Option**. Wanke shall deliver to TLSS, TA and Reverse written termination agreement previously executed by Wanke, PGS and Seller, pursuant to which Wanke terminated the put option previously granted to Wanke by Seller and PGS, pursuant to Section 2.08 of a certain Debt Forgiveness, Equity Redemption and Strict Foreclosure Agreement dated as of January 30, 2025, with respect to Wanke's twenty (20%) percent member interest in PGS.

(o) **Copies of Supporting Documentation for the Applications for Forgiveness of PPP Loans**. Prior to Closing, Seller and Wanke shall provide copies of the Applications for Forgiveness of all PPP Loans, along with the supporting documentation thereto, to TLSS, TA and Reverse.

(p) **Evidence of Filed UCC-3 Termination Statements**. Prior to Closing, Seller shall provide evidence that any and all UCC-1 Financing Statements that may have been filed by the lenders that provided merchant cash advance loans to PGS ("MCA Loans") have been terminated by the filing of UCC-3 Termination Statements in the appropriate filing offices.

SECTION 5.4. CLOSING DELIVERIES OF REVERSE, TA AND TLSS.

The obligation of the Seller and the Seller Shareholders to consummate the Transaction contemplated by this Agreement shall be subject to the delivery, prior to or at Closing, of each of the following by Reverse, TA or TLSS, as applicable (the delivery of any or all of which may be waived by the Seller and the Seller Shareholders in its or their discretion):

(a) the 47,500 shares of TLSS Series J Preferred Shares;

(b) the Reverse, TA and TLSS Closing Certificate;

(c) a counterpart signature page to the Patents Assignment;

(d) Certificate of Merger; and

(e) a written consent of a majority of the members of PGS appointing one or more managers of PGS and officers of PGS, effective immediately after the Effective Time.

ARTICLE VI

COVENANTS OF THE PARTIES

SECTION 6.1. AFFIRMATIVE COVENANTS.

From the Agreement Date through the Closing Date, PGS, the Seller and the Seller Shareholders in operating PGS, will take every action reasonably required of it to satisfy the conditions to

closing set forth in this Agreement and otherwise to ensure the prompt and expedient consummation of the Transaction substantially as contemplated hereby, and will exert all reasonable efforts to cause the Transaction to be consummated, provided in all instances that the representations and warranties of Reverse, TA and TLSS in this Agreement are and remain true and accurate and that the covenants and agreements of Reverse, TA and TLSS in this Agreement are honored and that the conditions to the obligations of PGS, the Seller and the Seller Shareholders set forth in this Agreement are not incapable of satisfaction and subject, at all times, to the right and ability of the Seller and the directors and officers of the Seller and PGS and Wanke to satisfy their fiduciary obligations.

From the Agreement Date through the Closing Date, Reverse, TA and TLSS, as applicable, will take every action reasonably required of it to satisfy the conditions to closing set forth in this Agreement, and otherwise to ensure the prompt and expedient consummation of the Transaction substantially as contemplated hereby, and will exert all reasonable efforts to cause the Transaction to be consummated, provided in all instances that the representations and warranties of the Seller, the Seller Shareholders, PGS and Wanke in this Agreement are and remain true and accurate and that the covenants and agreements of the Seller, the Seller Shareholders, PGS and Wanke in this Agreement are honored and that the conditions to the obligations of Reverse, TA and TLSS set forth in this Agreement are not incapable of satisfaction and subject, at all times, to the right and ability of the manager of Reverse, the directors and officers of TA and the directors and officers of TLSS to satisfy their fiduciary obligations.

SECTION 6.2. <u>FULL ACCESS; DELIVERABLES</u>.

From the Agreement Date and until Closing, each Party has and will afford to the other and its managers, directors, officers, employees, counsel, accountants, investment advisors and other authorized representatives and agents, reasonable access to the facilities, properties, books and records of the other Party, in order that the other may have full opportunity to make such investigations as it will desire to make of the affairs of the disclosing Party. Each Party will furnish such additional financial and operating data and other information as the other will, from time to time, reasonably request, including without limitation access to the working papers of its independent certified public accountants. The Seller, the Seller Shareholders and Wanke hereby agree to reasonably cooperate and cause its certified public accountant to reasonably cooperate with TLSS and TA in connection with the preparation of audited financials for PGS, in accordance with GAAP for the year ended 2024 and 2025, in the event TLSS or TA elects to or is required to have the financials of PGS audited after the Closing, provided that any costs associated with such audit shall be borne by TLSS or TA. The provisions of this paragraph of <u>Section 6.2</u> shall survive Closing.

No later than ten (10) days prior to the Due Diligence Expiration Date, the Seller and the Seller Shareholders, at their expense, shall have delivered to Reverse, TA and TLSS (A) Federal and State judgment and tax lien searches and (ii) certified copies of Requests for Information or Copies (Form UCC-11) or equivalent reports from all appropriate jurisdictions listing all effective financing statements or lien documentation which name the Seller or PGS (under their present or any previous name or any trade names) or the Seller Shareholders, as debtor, together with copies of such financing statements. Such searches shall indicate the existence of no liens or

encumbrances on the Interests or the Patents owned by the Seller, and the existence of no liens or encumbrances on the assets of PGS. Additionally, the Seller shall provide proof satisfactory to Reverse, TA and TLSS that all taxes in all applicable jurisdictions, have been properly filed and paid by Seller and PGS.

SECTION 6.3. CONFIDENTIALITY.

Each Party hereto agrees that it will not use, or permit the use of, any of the information relating to any other Party hereto furnished to it in connection with the Transaction contemplated herein ("Information") in a manner or for a purpose detrimental to such other Party or otherwise than in connection with the Transaction, and that they will not disclose, divulge, provide or make accessible (collectively, "Disclose" or "Disclosure"), or permit the Disclosure of, any of the Information to any person or entity, other than their respective directors, officers, employees, investment advisors, accountants, counsel and other authorized representatives and agents, except as may be required by judicial or administrative process or, in the opinion of such Party's counsel, by other requirements of Law, including, but not limited to public announcements required in accordance with Section 6.6 hereof; provided, however, that prior to any Disclosure of any Information permitted hereunder, the disclosing Party will first obtain the recipients' undertaking to comply with the provisions of this Section 6.3 with respect to such Information, other than public announcements required in accordance with Section 6.6 hereof, which shall not require the prior written consent of the non-disclosing Party. The term "Information" as used herein will not include any information relating to a Party that the Party disclosing such information can show: (i) to have been in its possession prior to its receipt from another Party hereto; (ii) to be now or to later become generally available to the public through no fault of the disclosing Party; (iii) to have been available to the public at the time of its receipt by the disclosing Party; (iv) to have been received separately by the disclosing Party in an unrestricted manner from a person entitled to disclose such information; or (v) to have been developed independently by the disclosing Party without regard to any information received in connection with the Transaction contemplated herein. Each Party hereto also agrees to promptly return to the Party from whom it originally received such Information all original and duplicate copies of written materials containing Information should the Transaction contemplated herein not occur. All Parties hereto will be deemed to have satisfied each of the obligations to hold the Information confidential if each exercises the same care as each takes with respect to each Party's similar information.

SECTION 6.4. FILINGS; CONSENTS; REMOVAL OF OBJECTIONS.

Subject to the terms and conditions herein provided, the Parties hereto will use their best efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under applicable laws to consummate and make effective, as soon as reasonably practicable, the Transaction contemplated hereby, including without limitation obtaining all consents of any person or entity, whether private or governmental, required in connection with the consummation of the Transaction contemplated herein. In furtherance, and not in limitation of the foregoing, it is the intent of the Parties to consummate the Transaction contemplated herein at the earliest practicable time, and they respectively agree to exert commercially reasonable efforts to that end, including without limitation: (i) the removal or satisfaction, if possible, of any objections to the validity or legality of the Transaction contemplated herein; and (ii) the satisfaction of the

conditions to consummation of the Transaction contemplated hereby.

SECTION 6.5. FURTHER ASSURANCES; COOPERATION; NOTIFICATION.

(a) Each Party hereto will, before, at and after Closing, execute and deliver such instruments and take such other actions as the other Party may reasonably require in order to carry out the intent of this Agreement. Without limiting the generality of the foregoing, at any time after the Closing, at the reasonable request of TA and TLSS and without further consideration, the Seller and the Seller Shareholders, as well as PGS and Wanke (as applicable) will execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation and take such action as TA and TLSS may reasonably deem necessary or desirable in order to more effectively consummate the Transactions contemplated hereby, including, but not limited to closing, transferring or changing the signatory to bank accounts and other financial accounts.

(b) At all times from the date hereof until the Closing, each Party will promptly notify the other in writing of the occurrence of any event which it reasonably believes will or may result in a failure by such Party to satisfy the conditions specified in this Article VI.

(c) Beginning from the Agreement Date through the Closing Date, the Seller and the Seller Shareholders and PGS and Wanke may supplement or amend the Disclosure Schedules with respect to any matter arising during that period or of which the Seller Shareholders or the Seller or PGS or Wanke become aware of after the Agreement Date, which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules (each a "Schedule Supplement"). Upon Reverse's, TA's and/or TLSS's reasonable request, the Seller Shareholders and the Seller and PGS and Wanke shall make available to Reverse, TA and TLSS any documentation or information relating to each such Schedule Supplement within a reasonable timeframe not to exceed 10 days. Upon receipt of such request from Reverse, TA and TLSS, the Seller, the Seller Shareholders, PGS or Wanke, as the case may be, may request, subject to Reverse's, TA's and/or TLSS's approval which shall not to be unreasonably delayed, withheld or conditioned, an extension of five (5) days to prepare and provide such additional documentation or information relating to each such Schedule Supplement. Upon receipt of such Schedule Supplements, Reverse, TA and TLSS shall have ten (10) days to review and comment upon the same, and provided the Schedule Supplements do not reflect changes that would constitute a Material Adverse Effect on the transaction as defined in this Agreement, and if so approved, Reverse, TA, TLSS, the Seller Shareholders, the Seller, PGS and Wanke, shall enter into an amendment to this Agreement to reflect such amended Disclosure Schedules. Nothing contained in this Section 6.5(c) shall limit Reverse's, TA's or TLSS's rights under Article V if any supplement or amendment to the Disclosure Schedules sets forth any action or omission causing or that would reasonably be expected to have a Material Adverse Effect on the Business of PGS, whether caused by an action or omission of (i) the Seller (ii) the Seller Shareholders, (ii) the Board of Directors or officers of the Seller, and/or PGS or (iii) otherwise.

SECTION 6.6. PUBLIC ANNOUNCEMENTS.

No Party hereto will make any public announcement with respect to the Transaction contemplated herein without the prior written consent of the other Party; provided, however, that Reverse, TA and TLSS shall be permitted to file information regarding the Transaction contemplated hereby that Reverse, TA or TLSS is required to file in connection with its status as a reporting company under the Securities Exchange Act of 1934, without the prior written consent of the Seller, the Seller Shareholders, PGS or Wanke.

SECTION 6.7. LEASES.

At least five (5) days prior to the Due Diligence Expiration Date, any leases between the Seller, as tenant and the Seller Shareholders, as landlord, or between the Seller, as tenant, and a Subsidiary or an affiliate of the Seller as landlord, or between a Subsidiary or an affiliate of the Seller, as tenant, such as PGS, and Wanke (or an affiliate of Wanke), as the landlord, such lease or leases may be renegotiated by TA and TLSS and such landlord in good faith, to terms mutually agreed upon as fair market value as to amount and term, which renegotiated terms shall become effective in connection with the Closing. If the parties cannot agree on fair market value terms, the existing lease terms shall remain in effect, provided such existing terms were negotiated at arm's length.

SECTION 6.8 INVESTMENT REPRESENTATION.

The Seller and the Seller Shareholders, each for itself, represents and confirms to Reverse, TA and TLSS that:

(a) the Seller and the Seller Shareholders are accredited investors within the meaning of Rule 501(a) under the Securities Act or, if not such an accredited investor, has, alone or together with a purchaser representative within the meaning of Rule 501(h) under the Securities Act, such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in securities of TLSS of the type contemplated by this Agreement;

(b) the Seller is acquiring the 47,500 shares of TLSS Series J Preferred Shares (collectively the "Securities") to be issued to the Seller hereunder for the Seller's own account for investment and not with a view to, or for the sale in connection with, any distribution of any of the Securities;

(c) the Seller and the Seller Shareholders are aware of the limits on resale imposed by virtue of the nature of the transaction; and

(d) the Seller is receiving the Merger Consideration in the form of Securities issued without registration under the Securities Act in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act, for investment, and without any view to the sale, resale or other distribution thereof in any manner that is in violation of the

Securities Act. The documents or certificates representing the Securities, when delivered to the Seller at the Closing, may have appropriate orders restricting transfer placed against them on the records of the transfer agent for such Securities, and may have placed upon them the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS THE TRANSFEROR FIRST SATISFIES THE ISSUER THAT THE PROPOSED TRANSFER, IN THE MANNER PROPOSED, DOES NOT VIOLATE THE REGISTRATION REQUIREMENTS OF SAID ACT.

(e) The Seller agrees not to attempt any transfer of any such Securities without first complying with the substance of said legend, and agrees that satisfaction of the issuer may, if TLSS so requests, depend in part upon an opinion of counsel acceptable in form and substance to the issuer, a no-action letter of the SEC, or equivalent evidence. The Seller Shareholders acknowledge, without limitation, that the foregoing agreement and representation shall apply to the Securities issued to the Seller as a result of the Closing hereunder.

SECTION 6.9. INDEPENDENT COUNSEL.

Each of the Parties acknowledges that: (i) Nason, Yeager, Gerson, Harris & Fumero, P.A. ("NYG") represents Mercer Street Global Opportunity Fund LLC ("Mercer"), Seller and PGS, (ii) Forshee PLLC ("Forshee") represents Jeffrey Badders and (iii) R|A Feingold Law & Consulting, P.A. ("Feingold") represents TLSS, TA and Reverse, (each, a "Law Firm" and collectively, the "Law Firms"). Each of Wanke, Reverse, TA, TLSS, Seller, PGS, Mercer and Badders acknowledges and agrees that (a) it has been informed that each Law Firm represents only their client in this matter, (b) each Law Firm has not provided and will not provide legal or other advice to any other Party, (c) it is not relying on, and shall not rely on, any other Party's Law Firm or any oral or written statements of such Law Firm for legal advice or for any assurance regarding the accuracy or completeness of any information provided in connection with this Agreement or the transactions contemplated hereby, (d) the Law Firms do not owe any duty or fiduciary duty including the duties of loyalty or care, to any other Party except their client, and (e) it has had the opportunity to seek, and has been advised to seek, the advice of independent counsel of its choosing with respect to this Agreement and the transactions contemplated hereby. Each Party further acknowledges and agrees that, to the extent a Law Firm becomes aware of information in the course of representing its client, such Law Firm shall have no obligation to disclose such information to any other Party, and such information may be subject to the attorney-client privilege and/or duties of confidentiality owed to its client. Notwithstanding the foregoing, nothing in this paragraph shall relieve any Party or Law Firm from disclosure obligations imposed by applicable law, court order, or rules of professional conduct.

ARTICLE VII

REMEDIES FOR BREACHES OF THIS AGREEMENT

SECTION 7.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

Except as otherwise provided herein, the representations and warranties contained in Articles II and III hereof and in any certificate delivered pursuant to this Agreement shall survive the Closing for a period of twelve (12) months after the Closing Date. All covenants and other agreements in this Agreement shall survive the Closing in accordance with their terms.

SECTION 7.2. INDEMNIFICATION BY THE SELLER AND SELLER SHAREHOLDERS AND WANKE.

The Seller and Seller Shareholders covenant and agree for themselves that the Seller Shareholders and the Seller shall severally (and not jointly)y indemnify, defend, protect and hold harmless TLSS and TA, and their respective members, managers, officers, directors, employees, shareholders, agents, representatives and affiliates, for a period of 12 months from and after the Closing Date, provided that such indemnification shall only apply to claims that (i) arise from breaches of representations and warranties made by the Seller or the Seller Shareholders, as applicable, (ii) involve fraud or intentional misconduct by the Seller or the Seller Shareholders, as applicable, or (iii) arise from specifically identified material risks disclosed during due diligence from that are within the Seller's or the Seller Shareholders' control and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) (the "Losses") incurred by any of such indemnified persons as a result of or arising from (i) any breach of the representations and warranties of the Seller Shareholders or the Seller, as applicable, set forth herein or in the Schedules or certificates delivered in connection herewith (but expressly excluding any representations or warranties made by PGS or Wanke), and (ii) any breach or nonfulfillment of any covenant or agreement on the part of the Seller Shareholders or the Seller, as applicable, under this Agreement. For the avoidance of doubt, the Seller and the Seller Shareholders shall have no indemnification obligation with respect to any breach of representations and warranties regarding PGS made by PGS or Wanke.

Wanke covenants and agrees to indemnify, defend, protect and hold harmless TLSS, TA, and their respective members, managers, officers, directors, employees, shareholders, agents, representatives and affiliates, for a period of 12 months from and after the Closing Date, provided that such indemnification shall only apply to claims that (i) arise from breaches of representations and warranties made by Wanke, (ii) involve fraud or intentional misconduct by Wanke, or (iii) arise from specifically identified material risks disclosed during due diligence from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) (the "PGS Related Losses") incurred by any of such indemnified persons as a result of or arising from (i) any breach of the representations and warranties of Wanke set forth

herein or in the Schedules or certificates delivered in connection herewith, and (ii) any breach or nonfulfillment of any covenant or agreement on the part of Wanke under this Agreement.

SECTION 7.3. INDEMNIFICATION BY TLSS AND TA.

TLSS and TA each covenants and agrees that it shall indemnify, defend, protect and hold harmless the Seller and Seller Shareholders and Wanke and their respective representatives and affiliates, at all times from and after the date of this Agreement from and against all losses incurred by any of such indemnified persons as a result of or arising from (i) any breach of the representations and warranties of Reverse, TA or TLSS, as applicable, as set forth herein or in the Schedules or certificates delivered in connection herewith, (ii) any breach or nonfulfillment of any covenant or agreement on the part of Reverse, TA or TLSS, as applicable, under this Agreement, and (iii) any losses arising from the operation of PGS following the Closing Date (the "TLSS Related Losses") to the extent such TLSS Related Losses are not caused by a breach of a representation or warranty made by PGS, Wanke, the Seller or the Seller Shareholders.

SECTION 7.4. THIRD-PARTY CLAIMS.

(a) Promptly after receipt by a Person entitled to indemnity under Section 7.2 or 7.3 (an "Indemnified Person") of notice of the assertion of a claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section 7.2 or 7.3 (an "Indemnifying Person") of the assertion of such claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person except to the extent that the Indemnifying Person demonstrates that the defense of such claim is materially prejudiced by the Indemnified Person's failure to give such notice.

(b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to this Section 7.4 of the assertion of a claim, the Indemnifying Person shall be entitled to participate in the defense of such claim to the extent that it is brought by a third-party (the "Third-Party Claim") and, to the extent that it wishes (unless, at any time during the processing, handling, or prosecution of such Third-Party Claim, any of the following events occurs, arises, or becomes known to the Indemnified Person, at which time the Indemnified Person may assume and control the defense of such Third-Party Claim, notwithstanding the Indemnifying Person's prior assumption of such defense: (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate, (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim, (iii) involves a claim to which the Indemnified Person reasonably believes could be detrimental to or injure the Indemnified Person's reputation, customer or supplier relations or future business prospects, (iv) seeks non-monetary relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages), or (v) involves criminal allegations), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of

such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article VII for any fees of other counsel or any other legal expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation.

(c) If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person's consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its written consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten days after the Indemnified Person's notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person, provided that it is conclusively determined by a court of competent jurisdiction that the claims made were within the scope of and subject to indemnification.

(d) With respect to any Third-Party Claim subject to indemnification under this Article VII: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related actions at all stages thereof where such Person is not represented by its own counsel in such action, proceeding or dispute, and (ii) the Parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(e) With respect to any Third-Party Claim subject to indemnification under this Article VII, the Parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Information and the attorney-client and work-product privileges. In connection therewith, each Party agrees that: (i) it will use a commercially reasonable effort, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid the production of Information (consistent with applicable law and rules of procedure), and (ii) all communications between any Party and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

SECTION 7.5. INDEMNIFICATION PAYMENTS.

(a) All amounts payable by one Party to another pursuant to the terms of this Article VII shall be paid within ten (10) days following final determination that such amounts are due and

payable.

(b) The amount of any and all Losses, PGS Related Losses or TLSS Related Losses, as the case may be, for which indemnification is required shall be determined (1) net of any amounts recovered or recoverable under any insurance policies, (2) net of any amounts recovered or recoverable from any third party, and (3) net of any tax benefit with respect to such Losses, PGS Related Losses or TLSS Related Losses, as the case may be.

(c) From and after Closing, except for fraud and intentional misrepresentation, the Indemnified Person's sole and exclusive remedy with respect to any and all claims under this Agreement shall be the indemnification provisions set forth in this Article VII and the Indemnified Person hereby waives any and all other rights, claims and causes of action it may have against the Indemnifying Person arising under any Law.

SECTION 7.6. CERTAIN INDEMNIFICATIONS LIMITS.

(a) Neither TA nor TLSS shall have any right to indemnification under Section 7.2, and the Seller Shareholders and the Seller shall not have any right to indemnification under Section 7.3 until the aggregate amount of all such Losses and PGS Related Losses under Section 7.2 or TLSS Related Losses under Section 7.3, as applicable, exceeds $50,000 (the "Basket") in which case the Seller and the Seller Shareholders with respect to their indemnification obligations, Wanke with respect to his indemnification obligations and TLSS and TA, with respect to their respective indemnification obligations, as the case may be, shall be liable only for such Losses, PGS Related Losses and TLSS Related Losses, as the case may be, in excess of the Basket. The maximum aggregate liability for indemnification by the Seller and the Seller Shareholders under this Agreement shall not exceed 25% of the Merger Consideration. The Seller and the Seller Shareholders shall have no indemnification obligations with respect to any claim for which written notice is not delivered to the Seller and the Seller Shareholders within 12 months following the Closing Date.

(b) Notwithstanding anything in this Agreement to the contrary, the limits on indemnification set forth in Section 7.6(a) shall not apply in the case of: (i) fraud (including any determination of fraudulent conveyance by the Seller); or (ii) intentional misrepresentation.

SECTION 7.7. REMEDIES IN THE EVENT OF DEFAULT.

(a) **Default by Reverse, TA or TLSS.** In the event of a default by Reverse, TA or TLSS under this Agreement prior to the consummation of the Closing, which default is not cured by Reverse, TA or TLSS within ten (10) days after written notice thereof to Reverse, TA and TLSS, the Seller and the Seller Shareholders, at their option, may: (i) terminate this Agreement; or (ii) seek specific performance of Reverse's, TA's and/or TLSS's obligations hereunder.

(b) **Default by Seller and/or the Seller Shareholders and/or Wanke**. In the event of a default by the Seller and/or the Seller Shareholders and/or Wanke under this Agreement prior to

the consummation of the Closing, which default is not cured by the Seller and the Seller Shareholders or Wanke, as the case may be, within ten (10) days after written notice thereof to the Seller and the Seller Shareholders, and/or Wanke, as applicable, Reverse, TA and TLSS, at their respective option, may: (i) terminate this Agreement; or (ii) seek specific performance of the Seller's obligations hereunder. Notwithstanding the foregoing, in the event the remedy of specific performance of the Seller's obligations hereunder is not available due to a willful default hereunder, Reverse, TA and TLSS shall be entitled to seek damages that shall not exceed the Merger Consideration.

(c) In the event either Party elects to bring a suit for specific performance, the Party seeking specific performance shall be required to file such suit within sixty (60) days of such Party's written notification to the other Party of an alleged default.

ARTICLE VIII

POST-CLOSING OBLIGATIONS OF SELLER

SECTION 8.1 PGS TAX RETURNS.

Seller hereby agrees to provide to TA and TLSS, at Seller's sole cost and expense, no later than ninety (90) days after the Closing Date: (i) if required or permitted by applicable law: (A) stand-alone 2024 tax returns for PGS and (B) a 2025 stub tax return for PGS from January 1, 2025 through January 29, 2025, (ii) a 2025 stub consolidated tax return for Seller (consolidated with PGS) from January 30, 2025 through December 31, 2025 and (iii) a 2026 stub consolidated tax return for Seller (consolidated with PGS) for the period from January 1, 2026 through the Closing Date. Such tax returns shall be filed no later than fifteenth (15th) day of the fourth month after the Closing Date, and any amounts due under such tax returns shall be paid for by Seller. The provisions of this Section 8.1 shall survive Closing.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1. MUTUAL TERMINATION.

This Agreement and the related Transaction Documents may be terminated at any time on or before the Closing Date by mutual written agreement signed by TLSS, TA, Reverse, the Seller, the Seller Shareholders and PGS. In such event (i) the Parties will, upon request, redeliver all documents, work papers and other material of the other Parties relating to the Transaction contemplated hereby, whether obtained before or after the execution hereof, to the Party furnishing the same; (ii) no Party will have any liability for a breach of any representation, warranty, agreement, covenant or the provision of this Agreement; and (iii) all filings, applications and other submissions made pursuant to the terms of this Agreement will, to the extent practicable, be withdrawn from the agency or other person to which made.

SECTION 9.2. EXPENSES.

Each of the Parties shall pay its own expenses incurred in connection with the consummation of this Agreement and the related Transaction.

SECTION 9.3. SUBMISSION TO JURISDICTION.

The Parties hereby irrevocably consent to the exclusive jurisdiction of (and waiver of dispute of venue in) the courts of the state of Nevada and the federal courts located in Las Vegas, Nevada.

SECTION 9.4. TAX RETURNS.

In the case of any tax period that includes the Closing Date (a "Straddle Period"), the amount of any Taxes of PGS for the period prior to the Closing Date shall be determined based on an interim closing of the books as of the close of business on the date prior to the Closing Date. TA and TLSS shall timely prepare, or cause PGS to timely prepare, and file, or cause PGS to file, all Tax Returns which include or pertain to a Straddle Period. The Seller and the Seller Shareholders shall cooperate in providing information and answering questions reasonably requested by TA and TLSS in connection with the preparation of such tax returns, provided that all such requests shall be made with reasonable advance notice and shall not unreasonably interfere with the Seller Shareholder's other business activities and the Seller and the Seller Shareholders shall be permitted to review and comment on all such Tax Returns prior to filing, and TA and TLSS shall consider such comments in good faith. The Seller and the Seller Shareholders shall severally (and not jointly) be responsible for their pro rata share of eighty (80%) percent of any tax liability of PGS for the period prior to and including the Closing Date and TA and TLSS shall be responsible for eighty (80%) percent of the PGS the tax liability accruing after the Closing Date. The Seller and the Seller Shareholders shall have no responsibility for any tax liability arising and accruing for the period after the Closing Date. FURTHERMORE, AS AN AUDIT WILL BE REQUIRED TO BE CONDUCTED POST-CLOSING FOR THE PERIOD PRIOR TO THE CLOSING, WANKE, THE SELLER SHAREHOLDERS AND THE SELLER HEREBY AGREE TO COOPERATE WITH TA AND TLSS IN CONNECTION WITH MAKING THE PGS BOOKS AND RECORDS AVAILABLE TO TA AND TLSS FOR SUCH POST-CLOSING AUDIT. THE PROVISIONS OF THIS SECTION 9.4 SHALL SURVIVE CLOSING.

SECTION 9.5. SUCCESSORS AND ASSIGNS.

Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the Parties hereto, provided, however, that the rights of TLSS, TA and Reverse hereunder shall not be assignable without the consent of the Seller, other than the rights of TA hereunder shall be assignable to an entity that is affiliated with TLSS. This Agreement shall not be construed so as to confer any right or benefit on any party not a party hereto, other than their respective successors, assigns, heirs, executors, and administrators.

SECTION 9.6. ENTIRE AGREEMENT AND AMENDMENT.

This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement among the Parties with regard to the subjects hereof and thereof and supersede all prior agreements and understandings relating thereto, and the schedules attached hereto or accompanying this Agreement are hereby incorporated into this Agreement by reference. Neither this Agreement nor any term hereof may be amended, waived, discharged, or terminated other than by a written instrument signed by the Party against whom enforcement of any such amendment, waiver, discharge, or termination is sought.

SECTION 9.7. NOTICES.

All notices under this Agreement shall be sufficiently given for all purposes if made in writing and delivered personally, sent by documented overnight delivery service, or, to the extent receipt is confirmed, by facsimile or other electronic transmission, to the following addresses and numbers.

Notices to Seller and Seller Shareholders shall be addressed to:

Badcer Ops, Inc.
1111 Brickell Avenue, Suite 2920
Miami, FL 33133
Attn.: Jonathan Jucho
Email: jjuchno@mercerstcap.com

with a copy to:

Brian Bernstein, Esq.
Nason Yeager Gerson Harris & Fumero, P.A.
3001 PGA Blvd., Suite 305
Palm Beach Gardens, FL 33410
Telephone: 561.471.3516
Email: bbearnstein@nasonyeager.com

or at such other address and to the attention of such other person as the Seller or Seller Shareholders may designate by written notice to Reverse, TA and TLSS and Wanke.

Notices to PGS and Wanke shall be addressed to:

Mr. Michael Wanke
Patriot Glass Solutions, LLC
2029 Pat Booker Road
Universal City, TX 78148
Email: mike@a1glasscoating.com

or at such other address and to the attention of such other person as Wanke may designate by written notice to Reverse, TA and TLSS and Seller or Seller Shareholders.

Notices to Reverse, TLSS and TA shall be addressed to:

Mr. Sebastian Giordano, CEO
Transportation and Logistics Systems, Inc.
TLSS Acquisition, Inc.
TLSS Reverse PGS, LLC
110 Chestnut Ridge Road, Suite 444
Montvale, NJ 07645
Email: sebastian.giordano@tlss-inc.com

with a copy to:

Robert A. Feingold, Esq.
R|A Feingold Law & Consulting, P.A.
150 E. Palmetto Park Rd., Suite 800
Boca Raton, FL 33432
Telephone: 954-967-2575
Email: robert@rafeingoldlaw.com

or at such other address and to the attention of such other person as TLSS, TA or Reverse may designate by written notice to Seller and the Seller Shareholders and Wanke.

SECTION 9.8. DELAYS OR OMISSIONS.

No delay or omission to exercise any right, power, or remedy accruing to any Party upon any breach or default of the other Party under this Agreement or other agreement under the Transaction shall impair any such right, power, or remedy of such first Party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing or as provided in this Agreement.

SECTION 9.9. GOVERNING LAW.

This Agreement and related Transaction Documents shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 9.10. COUNTERPARTS; ELECTRONIC TRANSMISSION.

This Agreement may be executed in any number of counterparts, each of which may be executed by only one party, which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. Signatures of the Parties

transmitted by facsimile or other electronic means shall be deemed to be their original signatures for all purposes.

SECTION 9.11. SEVERABILITY AND ENFORCEMENT.

In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without such provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any Party. The Parties hereto agree that irreparable damage for which money damages would not be an adequate remedy would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that, in addition to any other remedies a Party may have at law or equity, the Parties shall be entitled to seek an injunction or injunctions to prevent such breach of this Agreement and to enforce specifically the terms hereof, provided that the Parties shall not be required to post a bond or other security in connection with seeking such equitable relief.

SECTION 9.12. CONSTRUCTION AND INTERPRETATION.

This Agreement is an expression of the mutual intent of the Parties hereto and, as such, shall be construed without regard to any presumption or rule requiring construction against the Party causing this Agreement to be drafted. The sections and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

SECTION 9.13. TIME OF THE ESSENCE.

Time is of the essence of each and every one of the provisions of this Agreement.

ARTICLE X

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

"affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

"Agreement" is defined in the Preamble.

"Agreement Date" is defined in the Preamble.

"Business Day" means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York, New York.

"Charter Documents" means, with respect to any Entity at any time, in each case, as amended, modified and supplemented at that time, the articles, memorandum or certificate of formation, incorporation, organization or association (or the equivalent organizational documents) of that entity, (b) the bylaws, articles of association or limited liability company operating agreement or regulations (or the equivalent governing documents) of that Entity and (c) each document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of that entity's Equity Interests or of any rights in respect of that entity's Equity Interests.

"Closing" is defined in Section 1.2.

"Closing Date" is defined in Section 1.2.

"Code" means the Internal Revenue Code of 1986, as amended.

"Disclose" is defined in Section 6.3.

"Disclosure" is defined in Section 6.3.

"Disclosure Schedule" means any supplement to the representations and warranties or other provisions of this Agreement.

"Equity Interests" means, with respect to: (a) any corporation, any share, or any depositary receipt or other certificate representing any share of an equity ownership interest in that corporation; and (b) any other entity, any share, member, membership or other percentage interest, unit of participation or other equivalent (however designated) of an equity interest in that entity.

"Employee Pension Benefit Plan" is defined in Section 3.15.

"Environmental Claim" means any administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or written or oral notices of noncompliance or violation by or from any Person alleging liability of whatever kind or nature arising out of, based on or resulting from (x) the presence or Release of, or exposure to, any Hazardous Materials at any location; or (y) the failure to comply with any Environmental Law or any Permit issued pursuant to Environmental Law.

"Environmental Laws" is defined in Section 3.11.

"ERISA" is defined in Section 3.15.

"Excess Benefit Plan" is defined in Section 3.15.

"Force Majeure Event" means an act or event that (i) is beyond the reasonable control of the affected Party, (ii) is not the result of the fault or negligence of such Party, and (iii) such Party has been unable to overcome with the exercise of due diligence despite using commercially reasonable efforts. Subject to the foregoing conditions, "Force Majeure Event" shall include, but shall not be limited to, the following acts or events: (i) natural phenomena , such as storms, hurricanes, floods,

lightning and earthquakes; (ii) explosions or fires arising from lightning or other causes unrelated to the acts or omissions of the Party seeking to be excused from performance; (iii) acts of war or public disorders, civil disturbances, riots, insurrection, sabotage, epidemics, pandemics, terrorist acts, or rebellion; (iv) strikes or labor disputes; and (v) the impossibility for one of the Parties, despite reasonable efforts, to obtain any approval necessary to enable the affected Party to fulfill its obligations, provided that the impossibility is not attributable to the Party and that such Party has exercised reasonable efforts to obtain such approval.

"GAAP" means in accordance with U.S. generally accepted accounting principles.

"Hazardous Materials" is defined in Section 3.11.

"Hazardous Substances" is defined in Section 3.11.

"Hazardous Waste" is defined in Section 3.11.

"Indebtedness" means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property and equipment, (iv) all obligations of such Person pursuant to securitization or factoring programs or arrangements, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person (other than any guarantee by TA or any wholly-owned TA Subsidiary with respect to Indebtedness of TA or any wholly-owned TA Subsidiary, or any guarantee by the Seller or any Seller Subsidiary with respect to Indebtedness of the Seller or any Seller Subsidiary), (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others, (vii) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination) or (viii) letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person.

"Indemnified Person" is defined in Section 7.4(a).

"Indemnifying Person" is defined in Section 7.4(a).

"Information" is defined in Section 6.3.

"Interests" is defined in the Recitals.

"Knowledge of PGS" and terms of similar import mean, the actual knowledge of Wanke, as the manager of PGS, without any duty of inquiry or investigation.

"Knowledge of the Seller" and terms of similar import mean, the actual knowledge of the president of the Seller, without any duty of inquiry or investigation.

"Knowledge of the Seller Shareholders" and terms of similar import mean, the actual knowledge of the respective president or trustees of the Seller Shareholders, if entities, or trusts, otherwise to the actual knowledge of the respective Seller Shareholders, if individuals, without any duty of inquiry or investigation.

"Knowledge of Wanke" and terms of similar import mean, the actual knowledge of Wanke, without any duty of inquiry or investigation.

"Losses" is defined in Section 7.2.

"Material Adverse Effect" means any effect, change, development, fact, or condition (each, an "Effect") that has had or would reasonably be expected to have, individually or in the aggregate with all other Effects, a material and adverse effect on the business, operations, assets, properties, prospects, or results of operations of any Person or the ability of any Party to timely consummate the Transaction. Notwithstanding the foregoing, none of the following shall constitute a Material Adverse Effect: (i) any change in the general business and economic conditions or in the conditions of the industry in which Seller operates, in each case, only to the extent that the impact on the Seller is similar in nature and scope to the impact on industry or general economic conditions (as the case may be); and (ii) any change resulting from compliance by the Parties with the terms of this Agreement

"Merger Consideration" is defined in Section 1.7(a).

"Order" is any written declaration by an authorized governmental entity requiring specific actions on behalf of a person.

"Seller" is defined in the Preamble.

"Seller Material Adverse Effect" is defined in Section 3.2.

"Seller Shareholders and Seller Closing Certificate" is defined in Section 5.3(h).

"Parties" is defined in the Preamble.

"Party" is defined in the Preamble.

"Person" means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, governmental entity or other entity.

"Qualified Plans" is defined in Section 3.15.

"Release" is defined in Section 3.11.

"Reverse, TA and TLSS Closing Certificate" is defined in Section 5.1(f).

"Securities" is defined in Section 6.8.

"Securities Act" means the Securities Act of 1933, as amended to the date as of which any reference thereto is relevant under this Agreement, including any substitute or replacement statute adopted in place or lieu thereof.

"Straddle Period" is defined in Section 9.4.

"Subsidiary" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its directors or managers or other governing Person or body (or, if there are no such voting interests, 50% or more of the Equity Interests of which) is owned directly or indirectly by such first Person.

"TLSS Material Adverse Effect" is defined in Section 2.2.

"Tax Return" means all Tax returns, declarations, statements, reports, schedules, forms and information returns, any amended Tax return and any other document filed or required to be filed relating to Taxes.

"Taxes" is defined in Section 3.17.

"TLSS" is defined in the Preamble.

"Transaction" means the transactions contemplated by this Agreement.

"Transaction Documents" is defined in Section 2.2.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

PGS:

PATRIOT GLASS SOLUTIONS, LLC,
a Texas limited liability company

By: ______________________________
Name: Michael Wanke
Title: Manager

SELLER:

BADCER OPS, INC., a Nevada corporation

By: ______________________________
Name: Jonathan Juchno
Title: Authorized Signatory

SELLER SHAREHOLDERS:

____
JEFF BADDERS

MERCER STREET GLOBAL OPPORTUNITY FUND, LLC,
a Delaware limited liability company

By: ______________________________
Name: Jonathan Juchno
Title: Authorized Signatory

WANKE:

____
Michael Wanke

SCHEDULES

SCHEDULES

Schedule 1	Seller Shareholders
Schedule 1.6	Patents
Schedule 2.2	Reverse's, TA's and TLSS's Authorization
Schedule 2.5	Reverse's, TA's and TLSS's Solvency
Schedule 3.1	Due Organization, Charter Documents and Seller Agreement
Schedule 3.3	Capitalization
Schedule 3.4	Subsidiaries
Schedule 3.5	Financial Statements
Schedule 3.6	Liabilities and Obligations
Schedule 3.7	Accounts and Notes Receivable
Schedule 3.8	Assets
Schedule 3.9	Material Customers and Contracts
Schedule 3.10	Permits and Licenses
Schedule 3.11	Environmental and Safety Laws
Schedule 3.12	Labor and Employee Relations and Independent Contractors
Schedule 3.13	Insurance
Schedule 3.14	Compensation; Employment Agreements & Contractor Agreements
Schedule 3.15	Employee Benefit Plans
Schedule 3.16	Litigation and Compliance with the Law
Schedule 3.17	Taxes
Schedule 3.18	Absence of Changes
Schedule 3.19	Accounts with Banks, Brokerages; Powers of Attorney
Schedule 3.21	Competing Lines of Business; Related-Party Transactions
Schedule 3.22	Intangible Property
Schedule 3.26	Brokers or Finders
Schedule 5.1(c)	Reverse, TA and TLSS Consents, Licenses and Approvals
Schedule 5.3(d)	Seller Consents, Licenses and Approvals